Exhibit 10.29

***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit.***

CONFIDENTIAL
Execution Copy

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of June 27, 2010 (the “Effective Date”) by and between XENCOR, INC., a Delaware corporation with its principal offices at 111 West Lemon Avenue, Monrovia, CA 91016 (“Xencor”), and MORPHOSYS AG, a German corporation with its principal offices at Lena-Christ-Strasse 48, 82152 Martinsried/Planegg, Germany (“MorphoSys”).

BACKGROUND

1.             Xencor has developed a proprietary monoclonal antibody to CD19 that has high ADCC activity, XmAb5574, more particularly defined below;

2.             MorphoSys has expertise in the research, development, and partnering of antibody-based therapeutic products;

3.             MorphoSys is interested in obtaining an exclusive license to further develop and commercialize Xencor’s XmAb5574 (and certain related antibodies and products, more particularly defined below) worldwide; and

4.             Xencor is willing to grant such license to MorphoSys on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

The initially capitalized terms below in this Article have the following meanings as used throughout this Agreement.  Derivative forms of these defined terms shall be interpreted accordingly.  “Includes,” “including” and all other conjugations of “to include” shall be deemed followed by “without limitation” regardless of whether “without limitation” is actually written there (and drawing no implications from inconsistent usage as to whether such phrase is or is not actually written).

1.1                   “ADCC” means antibody-dependent cell-mediated cytotoxicity, which is an immune response, in which an Antibody coats a target-bearing cell and engages Fc receptors on immune effector cells and thereby activates the immune effector cells to lyse the target-bearing cells.  For clarity, this is not restricted to effects mediated by natural killer cells, but includes e.g., other effector cells as well.

1.2                   “Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For this purpose,

“control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

1.3                   “Affinity Constant of Binding” means the affinity of an Antibody Fc to a Fcg receptor as determined using the protocol in Exhibit L. The Affinity Constant of Binding is increased, greater or higher if the KA value is nominally increased; as an example a KA of 107 1/M is increased, greater or higher than 106 1/M.

1.4                   “ALL” means acute lymphoblastic leukemia.

1.5                   “Antibody” means any antibody, whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of another antibody or otherwise; any fragment of any of the foregoing; and any chemically modified versions of the foregoing antibodies (including versions that are conjugated with another chemical entity, such as a drug or toxin; pegylated versions (regardless of whether containing amino acid substitutions in order to achieve pegylation); and other chemically modified versions).

1.6                   “Autoimmune Indication” shall mean the treatment or prophylaxis of any autoimmune disease or condition (i.e., any disease or condition that is caused by dis- or de-regulation of the immune system leading to tissue injury by a reaction to an endogenous antigen but that is not primarily a malignant neoplasia).

1.7                   “BLA” means a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States or a comparable filing in any other jurisdiction (i.e., a Marketing Authorization Application submitted to a Regulatory Authority that must be made prior to importing, marketing and selling a biological product).

1.8                   “Budget” has the meaning set forth in Section 3.1.

1.9                   “Candidate-Specific Patent License” has the meaning set forth in Section 4.1.

1.10                “CDC” means complement-dependent cytotoxicity.

1.11                “CD19” means CD19 (Cluster of Differentiation 19) protein, which includes human and other species homologues.

1.12                “CDR” means a complementarity determining region of an antibody.

1.13                “Clinical Regulatory Filings” means data, filings or materials relating to Licensed Antibody or Licensed Products submitted to the applicable Regulatory Authorities, including (a) data derived from non-clinical studies and clinical trials, and (b) data, filings or materials relating to or contained in any CMC or DMF.

1.14                “CLL” means chronic lymphocytic leukemia.

1.15                “CMC” means the Chemistry, Manufacturing and Controls (or equivalent) portion of any Licensed Product BLA in the United States, or equivalent or similar portion of a Marketing Authorization Application or Marketing Authorization in another regulatory jurisdiction.

1.16                “Collaboration Confidential Information” has the meaning set forth in Section 1.22.

1.17                “Collaboration Term” means the time starting from the Effective Date until the earlier of (i) the Ongoing Phase 1 Trial is Completed (Reporting Purposes) and (ii) Xencor’s sponsorship of the Ongoing Phase 1 Trial has been transferred to MorphoSys.

1.18                “Commercially Reasonable Efforts” means the efforts required in order to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with (i) the level of efforts that MorphoSys, Xencor or a similarly situated biopharmaceutical company and (ii) regarding MorphoSys’s Sublicensee after the Pre-Sublicensing Term, the level of efforts a company that is similarly situated as the respective Sublicensee, would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from the company’s own research efforts (i.e. explicitly ignoring the royalty, milestone and all other payments due to Xencor under this Agreement), taking into account the product’s safety and efficacy; the competitiveness of alternative products; the product’s proprietary position; pricing and reimbursement; market-specific factors; technical, scientific and regulatory matters including estimated probabilities of success for future development stages; and all other relevant commercial factors.  Commercially Reasonable Efforts requires (without limitation) that the Party exerting such efforts (i) promptly assigns responsibility for its obligations to specific employee(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (ii) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a commercially reasonable manner.

1.19                “Competing Antibody” means any anti-CD19 Antibody that has […***…] and “Competing Product” means any pharmaceutical composition that contains at least one Competing Antibody.

1.20                “Completed (Reporting Purposes)” means with respect to the Ongoing Phase 1 Trial the date of receipt of the final and signed clinical study report.

1.21                “Completed (Performance Metric)” means that the last patient in the Ongoing Phase 1 Trial has received such patient’s last dose of Licensed Product.

1.22                “Confidential Information” means all proprietary information, including scientific, technical and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, received by either Party from the other Party or disclosed by either Party to the other Party pursuant to this Agreement, or pursuant to or that is otherwise subject to the Prior CDA; in each case, which information is disclosed under circumstances reasonably indicating that it is confidential.  Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(a)           is publicly disclosed and made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)           was known to the receiving Party, without obligation to keep it confidential, prior to the date of disclosure by the disclosing Party;

(c)           is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d)           has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party in breach of this Agreement; or

(e)           has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development);

Notwithstanding all of the foregoing, all Know-how, data and results generated by or on behalf of either Party (or its Affiliates) under this Agreement during the Collaboration Term and related to Licensed Antibody and/or Licensed Product (“Collaboration Confidential Information”) shall be regarded as Confidential Information of MorphoSys. All Know-how, data and results generated by or on behalf of Xencor (or its Affiliates) prior to the Effective Date in any pre-clinical studies and related to Licensed Antibody and/or Licensed Product (“Xencor Pre-Clinical Confidential Information”) shall be regarded as Xencor Confidential Information.

For clarity, any further definition and/or description of Confidential Information stated in this Agreement shall also fall under this definition of Confidential Information.

1.23                “Control” means, with respect to any Know-How, Patent or other intellectual property right, possession (by means of ownership or license) by a Party, directly or through an Affiliate (other than pursuant to this Agreement), where the Party has the right to grant a license or sublicense as provided for in this Agreement. Any Patent, Know-How or other intellectual property right that is licensed or acquired by a Party following the Effective Date and that would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licenses or sublicenses granted to the other Party under this Agreement would require the granting Party to make any additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party

1.24                “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims (as opposed to merely disclosing) directly or indirectly:  (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item (by virtue of such product containing or being made using such item); (b) a method of making or using any of the foregoing things referred to in (a); and/or (c) an item used or present in the manufacture of any of the foregoing things referred to in (a) (for example, with respect to a biologic, any vector, plasmid or cell line used to manufacture such product or item or any ingredient in either of them).

1.25                “Data Escrow Agent” has the meaning set forth in Section 7.7.

1.26                “Distributor” means any non-Sublicensee Third Party (i.e., any Third Party that is not granted a Sublicense) that all of (a) has been granted the right to distribute or resell in the MorphoSys Territory any quantities of Licensed Product, which quantities are provided by MorphoSys or its Affiliates or its Sublicensee(s); (b) pays MorphoSys or its Affiliate or its Sublicensee(s) a transfer price that is independent of resale price; (c) does not pay MorphoSys or its Affiliate or its Sublicensee(s) a royalty calculated as a percentage of sales or net sales; and (d) does not pay MorphoSys or its Affiliate or its Sublicensee(s) any other consideration in connection with Licensed Antibody or Licensed Product.

1.27                “DMF” means a Drug Master File in the United States or equivalent filing or filing serving a similar purpose in another regulatory jurisdiction.

1.28                “EMA” means the European Medicines Agency or any successor entity.

1.29                “Escrow Agent” has the meaning set forth in Section 4.3 (d)(i).

1.30                “Excluded Antibodies” means all Antibodies to CD19, other than Licensed Antibodies.  Excluded Antibodies specifically include (a) […***…] and (b) […***…].  It is understood and agreed, and MorphoSys is fully aware, that […***…] and […***…].

1.31                “Fc” shall mean the complete constant region of an antibody (meaning, e.g., IgG1 from residue Alanine 118 (or the analogous residue in any other IgG heavy chain) to the carboxy terminus thereof, where the sequence numbering is defined using the EU numbering system (Edelman, GE, et al., Proceedings of the National Academy of Sciences USA, vol. 63, p. 78, 1969) as applied in the Kabat antibody sequence database, and any fragment or portion thereof), including both naturally occurring such fragments, naturally occurring variants of such fragments, and non-naturally occurring variants of such fragments.

1.32                “FDA” means the United States Food and Drug Administration or any successor entity.

1.33                “Field” means all fields of use.

1.34                “First Major Indication” means […***…].

1.35                “FTE” means the equivalent of one (1) person working full time for one (1) year (whether provided through the working time of one (1) individual or more individuals) which equates to a total of one thousand six hundred sixty four (1,664) hours per year of work.

1.36                “FTE Rate” means […***…] dollars ($[…***…]) per FTE, adjusted annually for inflation by the percent change in the Manufacturers Price Index as reported by the U.S. Department of Labor, using 2010 as the reference year.

1.37                “GAAP” means then-current applicable Internationally Accepted Accounting Principles, consistently applied.

1.38                “IND” means an Investigational New Drug application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312) in the United States or a comparable filing in any other jurisdiction (i.e., a filing with a Regulatory Authority or Ethics Committee that must be made prior to commencing clinical testing in humans).

1.39                “Joint Collaboration Product Inventions” means any and all Product Inventions, for which Xencor (or its Affiliate) and MorphoSys (or its Affiliate) both have (meaning that Xencor (or its Affiliate) and MorphoSys (or its Affiliate) both employ or have engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. patent claiming such invention, that were invented in the course of MorphoSys’ (or its Affiliate’s) or Xencor’s (or its Affiliate’s) anti-CD19 Antibody and/or product containing an anti-CD19 Antibody activities, other than any MorphoSys Core Improvement Inventions. (Inventorship for purposes of this definition shall be determined in accordance with United States patent law.)

1.40                “Joint Collaboration Product Invention Patents” means all Patents claiming Joint Collaboration Product Invention(s).

1.41                “Joint Development Committee” has the meaning given in Section 2.2(a) and “JDC” has the same meaning.

1.42                “Know-How” means (i) all information, techniques, data, inventions, practices, methods, processes, knowledge, know-how, skill, experience, technical data, test results (including pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, distribution, pricing, cost, manufacturing, patent and legal data or descriptions), and (ii) compositions of matter, assays, cell lines, vectors, plasmids and other materials.

1.43                “Licensed Antibody” means (a) XmAb5574, and (b) any other Antibody that specifically binds CD19 and that contains a Xencor High-ADCC/CDC Fc.  “Licensed Antibody” excludes […***…].

1.44                “Licensed Broader Anti-CD19 Patents” means all Patents that claim priority to a Licensed Patent in existence on the Effective Date and […***…].

1.45                “Licensed Candidate-Specific Patents” means all Patents that claim priority to a Licensed Patent in existence on the Effective Date and that Cover XmAb5574 and no other Antibody.  To avoid doubt, “Licensed Candidate-Specific Patents” exclude all Patents that Cover any Excluded Antibody(ies).

1.46                “Licensed Core/Fc Platform Patents” means those Licensed Patents and/or Post-Sublicensing Licensed Patents that contain claims that […***…].

1.47                “Licensed Know-How” means all unpatented Know-How that (i) is owned or Controlled by Xencor or its Affiliate as of the Effective Date of this Agreement, or owned or Controlled by Xencor or its Affiliate thereafter during the Collaboration Term, and (ii) is necessary or useful for Licensed Antibody, and/or Licensed Product development and/or commercialization (including Know-How relating to any method of making, using (including methods of administration and dosing regimens) or testing of (or in the case of testing, of or for the presence of) or manufacturing of a Licensed Antibody and/or Licensed Product) or any article necessary or useful to practice (including those present during the practice of any of such method) any of the foregoing; but specifically excluding computational protein design methods and drug discovery (but not development) methods and Know-How of an acquiror and/or the acquiring corporate family existing prior to or on the date of a Xencor Change of Control or independently of Xencor thereafter (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”).

1.48                “Licensed Patents” means (a) the Listed Xencor Patents, (b) all other Patents (including Xencor’s interest in any Joint Collaboration Invention Patents meeting the requirements of the rest of this clause (b)) Controlled by Xencor or its Affiliate during the Term and claiming priority to a Patent in existence prior to the end of the Pre-Sublicensing Term that Cover Licensed Antibody and/or Licensed Product, and (c) all Post-Partnering Patents claiming priority to a Patent first filed during the Pre-Sublicensing Term, but excluding after a Xencor Change of Control all Patents of the acquiror and/or the acquiring corporate family existing prior to or on the date of such Xencor Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family independently of Xencor (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”).  For the avoidance of doubt, all Patents that qualified as Licensed Patents prior to the date of such Xencor Change of Control shall remain part of Licensed Patents during the Term.  To avoid doubt, Licensed Patents exclude […***…].

1.49                “Licensed Products” means any and all pharmaceutical compositions that contain any Licensed Antibody.    Nothing in this Agreement shall be read to grant MorphoSys a license from Xencor to any Antibody that is not a Licensed Antibody, nor to any product to the extent containing an Antibody that is not a Licensed Antibody (e.g., in the case of a product that combines a Licensed Antibody with some other antibody that itself does not qualify as a Licensed Antibody, if that other antibody infringes any Patent of Xencor, no license is granted to MorphoSys with respect to such other antibody or with respect to the product to the extent Xencor’s coverage on it is a result of the inclusion of such other antibody).  For clarity, a license is granted by Xencor to MorphoSys to apply Xencor High-ADCC/CDC Fc(s) to Antibodies other than XmAb5574, only if such other Antibody by such application of such Xencor High-ADCC/CDC Fc(s) falls under the definition of Licensed Antibody. Furthermore, to avoid doubt, no license to MorphoSys to incorporate […***…].

1.50                “Licensed Technology” means all Licensed Patents, Post-Sublicensing Licensed Patents and Licensed Know-How.

1.51                “Listed Xencor Patents” means (a) all patents and patent applications listed in Exhibit B; (b) all patent applications (including provisional and utility applications) claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing, (d) all counterparts to the foregoing in other countries; and (e) all supplementary protection certificates, restoration or extension of patent term and other similar rights of Xencor and its Affiliates based on any of the foregoing.  At the reasonable request of MorphoSys, but no more than once per year, Xencor shall provide MorphoSys with an updated list of Listed Xencor Patents and correct any typographical errors.

1.52                “Major Countries” means United States, Great Britain, France, Germany, Italy, Spain, and Japan.

1.53                “M&A Event” has the meaning set forth in Section 13.9.

1.54                “Manufacturer” means Xencor’s Third-Party supplier of Licensed Antibody or Licensed Product, current or future […***…].

1.55                “Marketing Authorization” means, with respect to a Licensed Product, all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations and authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority, necessary for the manufacture, distribution, use and/or sale of such Licensed Product in a regulatory jurisdiction, to avoid doubt excluding in all cases pricing and reimbursement approvals (whether governmental or private payor).

1.56                “Marketing Authorization Application” means a BLA or a comparable filing or filing serving to apply for Marketing Authorization in any other jurisdiction, in each case with respect to a Licensed Product.

1.57                “Material MorphoSys Change” shall mean any material change to the plan component of the MorphoSys Annual Development Report. Without limiting the generality of the foregoing the following kinds of changes are always considered material:  (1) any change to the dosage; (2) any stop of dose escalation in any Phase 1 Trial; (3) any change to trial design, trial endpoints and/or protocols (or selection of them in the first instance); (4) change of Manufacturer; and (5) change to the Licensed Antibody and/or Licensed Product being pursued.

1.58                “Material Xencor Change” shall mean any material change to the Xencor Development Plan.  Without limiting the generality of the foregoing the following kinds of changes are always considered material (and therefore always require JDC approval):  (1) any change to the dosage; (2) any stop of dose escalation in any Phase 1 Trial; (3) any change to trial design, trial endpoints and/or protocols (or selection of them in the first instance); (4) any change to the manufacturing process of the Licensed Antibody and/or Licensed Product being pursued; (5) any change to product specifications communicated to Regulatory Authorities; (6) any change to release assays for Licensed Antibody and/or Licensed Products; (7) any change to the formulation of the Licensed Antibody and/or Licensed Product being pursued; (8) inclusion or exclusion of clinical sites; (9) change of the clinical CRO and/or any changes to contracts with CROs; (10) change of Manufacturer; and (11) change to the Licensed Antibody and/or Licensed Product being pursued.

1.59                “Minor Indication” means any disease or condition other than […***…]. The Minor Indications include […***…].

1.60                “MorphoSys Annual Development Report” means, for each calendar year, the written report that describes MorphoSys’ clinical development plans for Licensed Product activities for the MorphoSys Territory for the Field for that year, and covers other subject matter as called for in Section 2.2 (c)(ii).

1.61                “MorphoSys Change of Control” means (a) any acquisition, sale or merger of MorphoSys (or all or substantially all of its assets), regardless of the form of the transaction (specifically including stock sales, asset sales, and reverse transactions), or (b) MorphoSys becoming Affiliated with any then-top-50 pharma based on pharmaceutical sales (as determined by reference to IMS Health data, or similarly reputable and reliable source).

1.62                “MorphoSys Core Improvement Inventions” means any and all Product Inventions, for which MorphoSys (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, that were invented in the course of MorphoSys’ or its Affiliate’s Licensed Product activities during the Term, and (A) relate to enhancing the antibody-dependent cytotoxic activity of an Fc in comparison to human wild type IgG1 antibodies, including, but not limited to, ADCC, CDC, and/or phagocytosis, and (B) are not claimed in patents all of the claims of which are limited by CD19, any other target, or by CDR or specificity of the Antibody.  (Inventorship for purposes of this definition shall be determined in accordance with United States patent law.)

1.63                “MorphoSys Core Improvement Invention Patents” means all Patents claiming MorphoSys Core Improvement Invention(s).

1.64                “MorphoSys Development Costs” has the meaning set forth in Section 10.7 (e).

1.65                “MorphoSys Know-How” means all Know-How that MorphoSys or its Affiliate Controls during the Term that relates in any way to any Licensed Product, Licensed Antibody or a method of making, using (including methods of administration and dosing regimens) or testing of (or in the case of testing, of or for the presence of) any of the foregoing (or any article necessary or useful to practice (including those present during the practice of) any such method).  The MorphoSys Know-How includes all clinical data generated in clinical trials of Licensed Product by or for MorphoSys or its Affiliates.

1.66        “MorphoSys Pre-Sublicensing Patents” means all Patents Controlled during the Term by MorphoSys or its Affiliate and claiming priority to any Patent in existence prior to the end of the Pre-Sublicensing Term that Cover any MorphoSys Product Invention (including MorphoSys Product Invention Patents and MorphoSys’s interest in the Joint Collaboration Product Invention Patents), but specifically excluding (a) the MorphoSys Core Improvement Invention Patents (which are assigned to Xencor by this Agreement, such that Xencor owns them), and (b) after a MorphoSys Change of Control all Patents of the acquiror and/or the acquiring corporate family existing prior to or on the date of such MorphoSys Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family independently of MorphoSys (for clarity, in the case where MorphoSys is merged into another entity, the references here to “MorphoSys” and “independently of MorphoSys” mean to refer to “the merged entity” and “independently of the merged entity”).  For the avoidance of doubt, all Patents that qualified as MorphoSys Pre-Sublicensing Patents prior to the date of such MorphoSys Change of Control shall remain part of MorphoSys Pre-Sublicensing Patents during the Term.

1.67                “MorphoSys Product Inventions” means any and all Product Inventions, for which MorphoSys (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, that were invented in the course of MorphoSys’ or its Affiliate’s Licensed Antibody and/or Licensed Product activities during the Term, other than any Joint Collaboration Product Inventions and MorphoSys Core Improvement Inventions.  (Inventorship for purposes of this definition shall be determined in accordance with United States patent law.)

1.68                “MorphoSys Product Invention Patents” means all Patents claiming MorphoSys Product Invention(s).

1.69                “MorphoSys Territory” means worldwide.

1.70        “Net Sales” means the gross amount invoiced by MorphoSys or its Affiliates or any Sublicensee(s) for the sale of Licensed Products in the MorphoSys Territory, less any of the following applicable deductions related to such sale and included in the invoiced amounts:

(a)           […***…];

(b)           […***…];

(c)           […***…];

(d)           […***…]; and

(e)           […***…];

[…***…]

In the event that a Licensed Product is sold as part of a combination product, Net Sales of the Licensed Product, for the purpose of determining royalty payments, shall be determined by […***…]

Net Sales excludes […***…]

Net Sales includes […***…]

[…***…].

Net Sales amounts shall be determined from the books and records of MorphoSys and its Affiliates maintained in accordance with GAAP consistently applied, and such amounts shall be calculated using the same accounting principles used for other MorphoSys (or MorphoSys Affiliate) products for financial reporting purposes.

1.71                “NHL” means non-Hodgkin lymphoma.

1.72                “Ongoing Phase 1 Trial” means the clinical trial as described in the U.S. IND number […***…] and all related activities identified in the Xencor Development Plan, which IND was submitted by Xencor to the FDA and filed by the FDA prior to the Effective Date.

1.73                “Other Licensee(s)” means any Third Party to whom Xencor or any of its Affiliates has granted a license or sublicense to research, develop, manufacture and/or commercialize any XmAb5871 Product.

1.74                “Party” means Xencor or MorphoSys and “Parties” means both of them.

1.75                “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.

1.76                “Phase 1 Trial” means, with respect to a Licensed Product, a clinical trial (or — in case of a multi-phase clinical trial — those parts of a clinical trial) in line with the provisions of 21CFR312, Section 21 (a).

1.77                “Phase 2 Trial” means, with respect to a Licensed Product, a clinical trial (or — in case of a multi-phase clinical trial — those parts of a clinical trial) in line with the provisions of 21CFR312, Section 21 (b).

1.78                “Phase 3 Trial” means, with respect to a Licensed Product, a clinical trial (or — in case of a multi-phase clinical trial — those parts of a clinical trial) in line with the provisions of 21CFR312, Section 21 (c).

1.79                “Post-Partnering Patents” means all issued Patents that both (X) claim inventions invented by Xencor and/or its Affiliate(s) and/or an Other Licensee (meaning that any of the foregoing employs or has engaged as a consultant at least one (1) person who would be a properly named inventor on such Patent) claiming priority to a Patent first filed after the Pre-Partnering Term, and (Y) contain only claims that recite the sequence or make reference to the sequence of the CDRs or variable regions, or portions thereof (whether or not also providing for homology to such sequences), of XmAb5574 […***…] and/or any and all indications or applications thereof, but excluding after a Xencor Change of Control all Patents of the acquiror and/or the acquiring corporate family existing prior to or on the date of such Xencor Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family independently of Xencor (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”).  For the avoidance of doubt, all Patents that qualified as Licensed Patents prior to the date of such Xencor Change of Control shall remain part of Licensed Patents during the Term.

1.80                “Post-Sublicensing Licensed Patents” means (a) all Patents (including Xencor’s interest in any Joint Collaboration Product Invention Patents described by the rest of this clause (a)) Controlled by Xencor or its Affiliate during the Term and claiming priority to a Patent first filed after the Pre-Sublicensing Term that Cover Product Inventions, and (b) all Post-Partnering Patents claiming priority to a Patent first filed after the Pre-Sublicensing Term, but excluding after a Xencor Change of Control all Patents of the acquiror and/or the acquiring corporate family existing prior to or on the date of such Xencor Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family independently of Xencor (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”).  For the avoidance of doubt, all Post-Sublicensing Licensed Patents that qualified as Post-Sublicensing Licensed Patents prior to the date of such Xencor Change of Control shall remain part of Post-Sublicensing Licensed Patents during the Term.

1.81        “Post-Sublicensing Patents” means all issued Patents that both (1) claim inventions invented by MorphoSys and/or its Affiliate(s) and/or its Sublicensee(s) (meaning that any of the foregoing employs or has engaged as a consultant at least one (1) person who would be a properly named inventor on such Patent (or its U.S. counterpart, if it is not a U.S. patent)) that claim priority to a Patent first filed after the Pre-Sublicensing Term, and (2) contain only claims that recite the sequence or make reference to the sequence of the CDRs or variable regions, or portions thereof (whether or not also providing for homology to such sequences), of XmAb5574 and/or XmAb5871 and/or any and all indications or applications thereof; but excluding after a MorphoSys Change of Control all Patents of the acquiror and/or the acquiring corporate family existing prior to or on the date of such MorphoSys Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family independently of MorphoSys (for clarity, in the case where MorphoSys is merged into another entity, the references here to “MorphoSys” and “independently of MorphoSys” mean to refer to “the merged entity” and “independently of the merged entity”).  For the avoidance of doubt, all Patents that qualified as Post-Sublicensing Patents prior to the date of such MorphoSys Change of Control shall remain part of Post-Sublicensing Patents during the Term.

1.82                “Pre-Partnering Term” means the time from […***…].

1.83                “Pre-Sublicensing Term” means the time from […***…].

1.84                “Prior CDA” means that certain Mutual Confidential Disclosure Agreement dated […***…] and that certain confidentiality agreement between the Parties dated […***…].

1.85                “Product Inventions” means any and all patentable inventions that constitute or relate in any way to (a) any Licensed Antibody, Licensed Product, Antibody in the XmAb5871 Program, or pharmaceutical composition containing any such Antibody, (b) any method of making, using (including methods of administration and dosing regimens) or testing (in the case of testing, of or for the presence of) any of the foregoing, and/or (c) any article necessary or useful to practice (including those present during the practice of) any method referred to in clause (b) (including cell lines, vectors and plasmids used in production).

1.86                “Regulatory Authority” means any national (e.g., but without limitation, the FDA), supra-national (e.g., but without limitation, the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of Marketing Authorization and/or authorizations for clinical trials for pharmaceutical products or medical devices (including regulated diagnostics).

1.87                “Royalty Term” has the meaning set forth in Section 5.4.

1.88                “[…***…]” shall mean […***…].

1.89                “Second Major Indication” means […***…].

1.90                “Sublicense” means a sublicense or other right (including any option for a sublicense) for any Licensed Antibody, specifically excluding rights granted to Distributors.

1.91                “Sublicensee” means a Third Party to whom MorphoSys (or its Affiliate) has granted a Sublicense, specifically excluding Distributors.

1.92                “Sublicensing Revenue” means all  consideration received by MorphoSys or any of its Affiliates from Sublicensees in connection with […***…], excluding only: […***…]

[…***…].

For this purpose, “Sublicensees” means both MorphoSys’ and its Affiliate’s direct Sublicensee, and all those entities obtaining rights directly or indirectly from such direct Sublicensee(s) (through one (1) or more layers).

To avoid any doubt “consideration received by MorphoSys or any of its Affiliates from Sublicensees in connection with […***…]” extends to and includes […***…].

Also to avoid doubt, Sublicensing Revenue includes […***…], provided, however, that […***…].

Also to avoid doubt, if MorphoSys or its Affiliate receives consideration under an option for a Sublicense, that consideration is taken into account in the calculation of Sublicensing Revenue, but the date of the granting of the option will not be taken into account for the purposes of determining the end of the Pre-Sublicensing Term.

1.93                “Term” has the meaning set forth in Section 10.1.

1.94                “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.95                “Valid Claim” means (i) a claim of an issued and unexpired patent within the […***…] and/or […***…] which has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken or can be taken; and (ii) a claim of a pending application within the […***…] and […***…], which pending application (a) claims priority directly or indirectly to no application filed more than seven years earlier, and (b) which claim has not been finally abandoned. For the avoidance of doubt, any claim of an application which directly or indirectly claims priority to any application filed more than seven years earlier shall not be a Valid Claim unless and until such claim becomes the claim of an issued and unexpired patent falling within subsection (i) of this Section.

1.96                “Wild Type IgG 1” means the […***…], which has […***…] and a […***…] and the […***…] of which is set forth in Exhibit M. Protein, expression plasmid and production cell line are deposited at the Escrow Agent as further set out in Section 4.3 (d).

1.97                “Xencor Change of Control” means (a) any acquisition, sale or merger of Xencor (or all or substantially all of its assets), regardless of the form of the transaction (specifically including stock sales, asset sales, and reverse transactions), or (b) Xencor becoming Affiliated with any […***…] based on pharmaceutical sales (as determined by reference to IMS Health data, or similarly reputable and reliable source).

1.98                “Xencor Development Plan” means the plan attached as Exhibit J, as it may be updated in accordance with Article 2.

1.99                “Xencor Fc Technology” means all variants listed in Exhibit C, D and F, and all Fc variants owned and Controlled by Xencor during the Term.

1.100              “Xencor High-ADCC/CDC Fc” means an Fc that both of (a) and (b):

(a)           contains either of (i) and (ii):

(i)            solely any Fc variant(s) set forth in Exhibit D (as “variant” is defined in such Exhibit), provided, however, that the Antibody containing such Fc is […***…]; or

(ii)           any Fc variant(s) that has been proven to […***…], including, but not limited to, […***…], and has an Affinity Constant of Binding […***…] that is […***…] greater than […***…] as measured by […***…] (as set forth in Exhibit L), and does not have an Affinity Constant of Binding to […***…] that is […***…] greater than […***…]; and that contains […***…]; and

(b)           does not contain any of the variants referred to in Exhibit F (as “variant” is defined in such Exhibit F). Notwithstanding the foregoing, the restriction of this subsection (b) shall not apply to any of the variants listed in Exhibit D (as “variant” is defined in such Exhibit D).

1.101      “Xencor Pre-Clinical Confidential Information” has the meaning set forth in Section 1.22.

1.102      “Xencor Pre-Sublicensing Product Inventions” means any and all Product Inventions, for which Xencor (or its Affiliate) has (meaning that Xencor (or its Affiliate) employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. patent claiming such invention, that were invented in the course of Xencor’s (or its Affiliate’s) Licensed Product and/or Licensed Antibody […***…] Program activities and for which a Patent was filed during the Pre-Sublicensing Term; other than any Joint Collaboration Product Inventions or MorphoSys Product Inventions. (Inventorship for purposes of this definition shall be determined in accordance with United States patent law.)

1.103              “Xencor Pre-Sublicensing Product Invention Patents” means all Patents claiming Xencor Pre-Sublicensing Product Invention(s).

1.104              “Xencor Product Inventions” means any and all Product Inventions, for which Xencor (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, that were invented in the course of Xencor’s (or its Affiliate’s) Licensed Product and/or XmAb5871 Program activities during the Term; other than any Joint Collaboration Product Inventions, Xencor Pre-Sublicensing Product Inventions or MorphoSys Product Inventions. (Inventorship for purposes of this definition shall be determined in accordance with United States patent law.)

1.105              “Xencor Product Invention Patents” means all Patents claiming Xencor Product Invention(s).

1.106              “XmAb5574” means the monoclonal anti-CD19 Antibody that Xencor refers to as XmAb5574 as of the Effective Date, the amino acid sequence of which is set forth in Exhibit A.  Protein, expression plasmid and production cell line are deposited at the Escrow Agent as set forth in Section 4.3 (d).

1.107              “[…***…]” means […***…].

1.108              “[…***…]” means […***…].

1.109              “[…***…]” means […***…]:

(1) either of:

(a)           the Fc of such Antibody contains solely a variant listed in Exhibit C (as “variant” is defined in Exhibit C); provided, however, that such Antibody is […***…]; or

(b)           […***…] than […***…] and […***…]

(i)            such Antibody […***…] by […***…] compared to […***…], […***…] compared to […***…] ([…***…]) of […***…], and […***…] that is […***…] than […***…], and

(ii)           such Antibody does not have […***…] that is […***…] of […***…], and does not have […***…] that is […***…]

AND

(2) […***…]

ARTICLE 2

COLLABORATION MANAGEMENT AND DEVELOPMENT REPORTING

2.1                   Overview.  Initially, Xencor shall initiate and shall, subject to Sec. 2.2, 2.4, 2.5 and 3.11 hereof, continue to sponsor the Ongoing Phase 1 Trial, to the extent provided for in more detail below in Sections 3.1 through 3.3.  Other than the Ongoing Phase 1 Trial, MorphoSys shall have sole responsibility for development and commercialization of the Licensed Antibody(ies) and/or Licensed Products for the Field during the Term.  Information sharing, plan sharing, collaboration, coordination and development reporting between the Parties shall be as described in this Article 2.  Technology transfer, regulatory transfer, and further development and commercialization obligations are as described in Article 3.

2.2                   Joint Development Committee.

(a)           Committee Formation.  The Parties shall form the Joint Development Committee promptly after the Effective Date of this Agreement. Such Joint Development Committee shall be composed of an equal number of representatives from each Party (but in any event no less than two (2) representatives from each Party).  Each Party’s initial Joint Development Committee representatives are as written in Exhibit G.  Each Party may change its representatives by written notice to the other Party.  An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the Joint Development Committee for such Party. Subject to Section 2.2 (b) below, the Joint Development Committee shall continue to exist until the […***…].

(b)           Meetings and Procedures.  The Joint Development Committee shall convene its first meeting within thirty (30) days after the Effective Date.  During the Collaboration Term, Joint Development Committee meetings shall be held at least every […***…], and may also meet more frequently as and to the extent agreed by the Parties or if reasonably required by MorphoSys.  After expiration of the Collaboration Term, meetings shall be held at least every […***…] ([…***…])[…***…] and may also be held more frequently as and to the extent agreed by the Parties. Joint Development Committee meetings may be held in person or by videoconference or teleconference, as the Parties may agree, except that at least one (1) meeting per year shall be in person.  In-person meetings shall alternate between the Parties’ respective facilities.  In addition to its Joint Development Committee representatives a Party may have other personnel attend Joint Development Committee meetings but not to exceed eight (8) participants per Party.  During the Collaboration Term, the Joint Development Committee shall be chaired by […***…] and […***…] of the Joint Development Committee, […***…], and the chairperson and co-chairperson of the Joint Development Committee shall be responsible for providing an agenda for each meeting and for preparing written minutes of each meeting for approval by each Party’s Joint Development Committee representatives. MorphoSys and Xencor shall each bear all expenses, including travel expenses, of their respective JDC members related to their participation in the JDC. In the event Xencor (a) undergoes an M&A Event and the other party to the M&A Event, respectively, at that time (i) develops an enhanced B-cell cytotoxic anti-CD19-antibody or (ii) files or has filed an IND in any oncology indication for any Antibody of the […***…], or (b) itself or its Other Licensee files or has filed an IND in any oncology indication for any Antibody of the […***…], then the JDC shall be discontinued. In the event MorphoSys enters into a Sublicense agreement after expiration of the Collaboration Term, the Joint Development Committee shall only continue to meet if the Sublicense provides for a committee between MorphoSys and its Sublicensee for discussion of development of Licensed Antibody(ies) and/or Licensed Products. The Joint Development Committee shall then meet with the same frequency as set out in the Sublicense regarding the committee meetings between MorphoSys and Sublicensee. If allowed by the Sublicense, Xencor may participate in such committee meetings according to the terms of the Sublicense. If Xencor’s participation in such committee meetings is not allowed by the Sublicense, the Joint Development Committee shall meet within […***…] following each respective committee meeting between MorphoSys and its Sublicensee.

(c)           Meeting Agendas and Reporting.

(i)            By Xencor.  Until the Ongoing Phase 1 Trial is Completed (Reporting Purposes), the agenda shall include a report by Xencor including all activities performed in such trial, status of the development of Licensed Antibody and/or Licensed Products, progress in such trial, any results of development, material meetings, minutes and correspondence with Regulatory Authorities relating to Licensed Antibody and/or Licensed Products, data reports, any inventions generated in such trial, upcoming milestones, and any planning matters relating to the ongoing conduct or transition of such trial. Xencor shall treat such reported information confidential and shall not disclose any of this reported information to any Third Party at any time. In addition, Xencor shall provide to MorphoSys upon MorphoSys’s request its annual report(s) to the FDA.

(ii)           By MorphoSys.  In each calendar year, but subject to Section 2.3, MorphoSys shall provide to Xencor the MorphoSys Annual Development Report.  The MorphoSys Annual Development Report shall include in reasonable detail:  (1) a summary of MorphoSys’ activities in […***…] (including clinical trials relating to Licensed Antibody and/or Licensed Products (including dosage, trial design and trial endpoints, protocols, Licensed Product being tested); material meetings, minutes, correspondence with Regulatory Authorities relating to Licensed Antibody and/or Licensed Products; Marketing Authorization Applications relating to Licensed Antibody and/or Licensed Products planned for filing; data reports; publications; conferences; all patent applications filed by MorphoSys or an Affiliate claiming MorphoSys Product Inventions from that year); and (2) to the extent available, a summary of MorphoSys’ plan for Licensed Product development in the next […***…].  MorphoSys or — to the extent permitted by the Sublicense — its Sublicensee, shall further report to Xencor any Material MorphoSys Change to the MorphoSys Annual Development Report within […***…] after its occurrence. Within […***…] after each submission to FDA, MorphoSys shall also provide to Xencor its (or its Affiliate’s) annual report(s) to the FDA relating to Licensed Antibody(ies) or Licensed Products. With respect to annual reports to the FDA relating to Licensed Antibody(ies) or Licensed Products submitted to the FDA by Sublicensee, MorphoSys shall use Commercially Reasonable Efforts to obtain such reports and the right from Sublicensee to share such reports with Xencor. Xencor shall treat such MorphoSys Annual Development Reports and such other annual report(s) to the FDA from MorphoSys, its Affiliate or — if applicable — its Sublicensee as MorphoSys’ Confidential Information and shall not distribute such report(s) to any Third Party without prior written consent by MorphoSys. In the event that Xencor or its Affiliate (a) is party to a M&A Event and the other party to the M&A Event, respectively, at that time (i) develops or commercializes an enhanced B-cell cytotoxic anti-CD19-antibody or (ii) Xencor itself or an Other Licensee files or has filed an IND in any oncology indication for any Antibody of the […***…], or (b) itself files or has filed an IND in any oncology indication for any Antibody of the […***…] MorphoSys or its Sublicensee (as provided for in Section 2.6 below) shall only be required to provide to Xencor a short summary of the respective development status and results within the MorphoSys Annual Development Report. Xencor shall notify MorphoSys of any event described in (a)(i), (a)(ii) or (b) of the previous sentence. For the avoidance of doubt, in such cases (i.e., (a)(i), (a)(ii) or (b)) neither MorphoSys nor its Sublicensee(s) shall be obligated to report to Xencor any Material MorphoSys Changes, nor to provide to Xencor its respective annual report(s) to the FDA relating to Licensed Antibody(ies) or Licensed Products.

(d)           Functions and Powers.  The Joint Development Committee shall have no power to amend, modify or waive compliance with this Agreement.  It shall have only such powers as are specifically set forth in this Agreement for the Joint Development Committee to perform.  The Joint Development Committee meeting minutes, regardless of whether approved by senior representatives of both Parties, shall not be deemed to amend, modify or waive compliance with this Agreement.  The Joint Development Committee’s responsibilities shall include:

(i)            during the Collaboration Term, encourage and facilitate ongoing cooperation and information exchange between the Parties concerning the Ongoing Phase I Trial;

(ii)           discuss any coordination of activities that the Parties may desire concerning the Ongoing Phase 1 Trial;

(iii)         approve any Material Xencor Changes to the Xencor Development Plan (truly immaterial changes do not require JDC approval, however Xencor shall inform MorphoSys promptly of any such changes).

(iv)          provide a forum for discussion of the MorphoSys Annual Development Report (without implying any decision-making rights with respect to planned activities contained in such Report);

(v)           subject to the other provisions of this Article 2, [...***...],

(vi)          discuss any [...***...].

(e)           JDC Decisionmaking.  The JDC shall only have the power to make decisions related to the Ongoing Phase 1 Trial. The JDC shall make decisions by consensus, with each Party having one vote.  If the JDC cannot reach consensus as to any decision, then MorphoSys shall have the final say. However, notwithstanding anything express or implied in the foregoing:

(i)            MorphoSys shall exercise its final say solely in a manner consistent with MorphoSys’ obligations under this Agreement and the final say to be clear does not diminish MorphoSys’s obligations under this Agreement;

(ii)           Subject to Section 3.1, any addition of activities to the Xencor Development Plan that would increase Xencor’s costs to conduct such plan shall require Xencor’s consent or MorphoSys’s legally binding commitment to reimburse Xencor for all costs necessary to complete such additional activities, but only the amount which exceeds the Budget (as set forth in Section 3.1); and

(iii)         Subject to Sec. 2.2 (e)(ii) above, MorphoSys’ final say shall always prevail unless such final say would require Xencor to violate any of its legal obligations as a sponsor as contained in 21 C.F.R §312 or any other applicable regulatory or legal jurisdiction of the Ongoing Phase 1 Trial. Both Parties agree that these decisions (whether MorphoSys’s final say, or Xencor’s rejection of a final say by MorphoSys due to causing Xencor to violate any such legal obligation (but to be clear not other circumstances where Xencor simply disagrees with MorphoSys’s decision)) will only be made after thorough consideration of the other Party’s argumentation for its position and after providing to the other Party a detailed written description of the reasons why the Party believes the decision would or would not violate Xencor’s legal obligations as a sponsor of the Ongoing Phase 1 Trial. In the event that a Party disagrees with the reasons provided by the other Party as to whether the final say will result in such a violation of such a legal obligation, then such first Party may refer the matter for resolution under Article 12, unless the matter is related to an urgent safety issue in the Ongoing Phase 1 Trial, in which case Xencor shall be entitled to take the decision it deems appropriate under the then prevailing circumstances.  The foregoing shall not limit the remedies of either Party.

(f)            This Section 2.2 does not provide and shall not be used by either Party or their counsel to imply decisionmaking authority of the JDC as to any contractual disputes that may arise in connection with this Agreement.

2.3                   Affiliate/Sublicensee Activities and Plans.  MorphoSys shall include MorphoSys’ Affiliates’ and, to the extent permitted by the Sublicense, Sublicensees’ accomplishments and activities (past and planned) in MorphoSys Annual Development Report.  Xencor recognizes that if and when MorphoSys grants a Sublicense, that thereafter MorphoSys shall not be required to provide Xencor with the same level of detail as before for MorphoSys’ Annual Development Report, provided, however, that it shall always contain [...***...].

2.4                   Xencor Initial Development Plan.  The Xencor Development Plan, for the initial clinical development of Licensed Antibody and/or Licensed Product through the Ongoing Phase 1 Trial, is attached as Exhibit J.  Xencor is entitled to make truly immaterial changes to the Xencor Development Plan without JDC or MorphoSys consent, but shall inform MorphoSys about such immaterial changes promptly after such change occurs.  If Xencor and/or MorphoSys believe that a Material Xencor Change is needed, then Xencor and/or MorphoSys shall call a JDC meeting and present the proposed Material Xencor Change and reasons for it.  The JDC shall act promptly in its consideration of any such Material Xencor Change proposed by Xencor and/or MorphoSys, and shall reasonably consider the comments of the respective other Party.  MorphoSys acting through its JDC members shall not unreasonably withhold consent to any such Material Xencor Change proposed by Xencor.

2.5                   Project Team Interaction and Urgent Matters.  During the Collaboration Term, the Parties’ project teams for the XmAb5574 project (as set forth in Exhibit G) shall communicate with each other on a regular basis (at least monthly), including making promptly available all documents, data and reports relating to Licensed Antibody(ies) and/or Licensed Products (including drafts of the foregoing) to the other Party by the Party that created and/or received such documents and reports. Moreover, during the Collaboration Term, Xencor shall within […***…] after reported to Xencor senior management, notify MorphoSys about any serious adverse events reportable to the FDA and any finding suggesting significant risk for human safety.

2.6                   Sublicensee Participation.  If MorphoSys grants any Sublicense during the Collaboration Term, then the Sublicensee may also participate in the JDC meetings, and MorphoSys is entitled, at its sole discretion, to delegate its final say on the JDC to the Sublicensee; provided, to avoid doubt, that such final say shall remain subject to all of the same limitations as set forth in Section 2.2.

2.7                   Termination of Committee Meeting Obligations. After the Ongoing Phase 1 Trial is Completed (Reporting Purposes) or its sponsorship has been transferred to MorphoSys, Joint Development Committee interactions are intended primarily as a right of Xencor as a licensor, to allow for a collaborative information exchange between the Parties and for discussion of MorphoSys Annual Development Report. After the Ongoing Phase 1 Trial is Completed (Reporting Purposes) or its sponsorship has been transferred to MorphoSys, Xencor shall be entitled to terminate Joint Development Committee meeting obligations at any time by written notice to MorphoSys. If Xencor provides this notice, then each Party shall provide its reports and updates directly to the other Party, rather than to the Joint Development Committee (including all information to be provided by MorphoSys to the Joint Development Committee under this Agreement).

ARTICLE 3

DEVELOPMENT, COMMERCIALIZATION, DILIGENCE AND KNOW-HOW AND MATERIAL TRANSFER

3.1                   Initial Phase 1 Clinical Trial.  Xencor shall be the sponsor of the Ongoing Phase 1 Trial.  Xencor shall conduct such trial in accordance with […***…] and the Xencor Development Plan as set forth in Exhibit J as it may be updated in accordance with this Agreement. Xencor shall pay all costs necessary to complete all activities listed in the Xencor Development Plan. The estimated budget for such costs is the amount of […***…] US Dollars ($[…***…]) (the “Budget”). For clarity, if the costs necessary to complete all activities listed in the Xencor Development Plan exceed the Budget, such costs shall be borne by Xencor.  Notwithstanding the foregoing, in the event MorphoSys changes any material aspect of the listed activities or includes additional activities in the Xencor Development Plan in accordance with Section 2.2(e)(ii), [...***...]. Xencor shall also bear the costs for additional Licensed Product manufacturing after the Effective Date to supply Xencor’s needs for the Ongoing Phase 1 Trial, to the extent such the Licensed Product from such additional manufacturing is used in the Ongoing Phase 1 Trial.  For the costs of the remaining Licensed Product from such additional manufacturing, [...***...]

[...***...], whereby MorphoSys shall use Commercially Reasonable Efforts to use such material.  In the event that manufacturing material from the same batch shall be used by Xencor for the Ongoing Phase 1 Trial and by

MorphoSys for a clinical trial under its own sponsorship, the Parties shall closely communicate with each other and seek to find the most advantageous way to enable such split of material.  In case safety, regulatory or any other issues arise in the course of the Ongoing Phase 1 Trial in relation to which Xencor and/or MorphoSys reasonably conclude that Ongoing Phase 1 Trial should be stopped temporarily or entirely, decision making in such case shall be in accordance with the provisions of Section 2.2(e) (iii).  To the full extent permitted by law, Xencor will include MorphoSys in monitoring visits and audits of clinical trials sites (but solely if permitted by the sites), Manufacturer and other Third Parties involved in the Ongoing Phase 1 Trial conduct.

3.2                   Regulatory.  Subject to Section 3.3 below, Xencor shall retain sponsorship for the Ongoing Phase 1 Trial, until such trial has been Completed (Reporting Purposes), is discontinued or sponsorship is transferred to MorphoSys.  Promptly after the Effective Date, the JDC and the Parties’ project teams for Licensed Product shall communicate and seek to find the most advantageous way to enable MorphoSys [...***...] as soon as is commercially reasonable under the circumstances (by granting MorphoSys in writing access to the data and information contained in the currently effective […***…], by transfer of the electronic files underlying Xencor’s prior IND submission, transfer of sponsorship of the existing IND at the appropriate time, or other means).

3.3                   Diligence Obligations of Xencor and Transfer of Ongoing Phase 1 Trial. Xencor shall use Commercially Reasonable Efforts to carry out its responsibilities under the Xencor Development Plan as it may be amended from time to time by the JDC, which shall include for the purposes of this Section, using the facilities and equipment in a good scientific manner and in compliance with applicable scientific standards, laboratory practices and legal and regulatory requirements, adhering to the timelines according to Exhibit J, adhere to all applicable national and international regulations and guidelines, appointing and retaining adequately trained personnel and engage, retain and control adequately qualified external personnel (e.g., CROs and consultants) and thereby collecting and retaining all relevant Know-How for the development and commercialization of Licensed Antibody(ies) and/or Licensed Products, and at any time use the same diligence and efforts as a similar biotechnology company, but in no event less than such efforts Xencor would use for the clinical trials of its own program(s) to complete all of the activities included in the Xencor Development Plan in Exhibit J, as it may be amended from time to time by the JDC, and shall use Commercially Reasonable Efforts to do so within the timeframe for Completion (Reporting Purposes) suggested in the Xencor Development Plan.

(a)           In the event that Xencor does not meet the Xencor Development Plan timeline for Completion (Performance Metric), by more than […***…] due to a […***…] then the milestone payments for milestone events 1. and 2. for oncology indications according to Section 5.2 shall be reduced by […***…] ([…***…]%).  To avoid doubt, this reduction shall not be made to the extent the delay of Completion (Performance Metric) relative to the timeline of the Xencor Development Plan results in whole or in part from any reason other than a […***…].

(b)           Moreover, if Xencor does not meet the Xencor Development Plan timeline for Completion (Performance Metric), by more than […***…], then:

(i)            Regardless of whether the delay is a […***…] or not, upon MorphoSys’ request, Xencor shall arrange for transfer of the sponsorship for the Ongoing Phase 1 Trial to MorphoSys without undue delay and in agreement with MorphoSys, and MorphoSys, in its sole discretion (subject to its diligence obligations under this Agreement), may assume responsibility for the Ongoing Phase 1 Trial.  In the event that sponsorship for the Ongoing Phase 1 Trial is transferred to MorphoSys, Xencor shall use Commercially Reasonable Efforts to provide MorphoSys with any information within the Licensed Know-How and/or assistance requested by MorphoSys, including assisting MorphoSys as requested in conducting the Ongoing Phase 1 Trial to a successful completion in the shortest amount of time reasonably possible; and

(ii)           If the delay resulted from a […***…], then (x) the milestone payments for milestone events 1. and 2. for oncology indications according to Section 5.2 shall each be reduced by […***…] ([…***…]%), (y) no Sublicensing Revenue shall be paid by MorphoSys to Xencor in any case, and (z) any costs that MorphoSys has to bear to complete the Ongoing Phase 1 Trial will be credited against future payments due to Xencor by MorphoSys under this Agreement, provided however, that the sum of such credited costs shall not exceed the difference between the Budget and all costs, which Xencor already spent for completion of such activities until the arrangement of transfer of the sponsorship to MorphoSys. To avoid doubt, this Section 3.3(b) (ii) shall not apply to the extent the delay of Completion (Performance Metric) relative to the timeline of the Xencor Development Plan results in whole or in part from any reason other than a […***…].

(c)           Notwithstanding anything express or implied in this Agreement (including Article 10), the remedies set forth in Section 3.3(a) and (b)(ii) shall be the sole and exclusive remedies for […***…], and no other remedies shall be available to MorphoSys for […***…], express or implied, under this Agreement, at law, or in equity.

3.4                   Disclosure Assistance to MorphoSys.  Within […***…] after the Effective Date, unless MorphoSys extends such period at its sole discretion for certain Licensed Know-How, Xencor shall disclose and/or transfer to MorphoSys (a) copies of all Licensed Know-How that were in the data room prior to the Effective Date (and to be clear this excludes all information with respect to […***…]), and (b) the tangible materials and copies of the documents listed in Exhibit K.  Xencor shall disclose and/or transfer to MorphoSys copies of all Licensed Know-How created during the Collaboration Term as soon as such copies become available to Xencor, including clinical source data. Within […***…] of the Effective Date, Xencor shall provide written permission to permit its third party contractors […***…] and any other Third Party that generates data as described above, to transfer copies of such data to MorphoSys to the extent such data are Licensed Know-How.  If there is raw data within the Licensed Know-How that was not in the data room (1) that MorphoSys reasonably believes is required for communication with Regulatory Authorities or is actually requested by any Regulatory Authority, then MorphoSys may request this of Xencor and Xencor shall reasonably promptly provide it to MorphoSys; or (2) that does not fall within (1) but is reasonably needed by MorphoSys then MorphoSys may request such raw data whether or not listed in Exhibit K once a year and Xencor shall reasonably promptly provide it reasonably promptly after such request.  Xencor shall have no obligation to translate documents provided pursuant to this Section into any language other than English.

3.5                   Active Contracts

(a)           Active Contracts Transfer to MorphoSys.  In addition, to assist MorphoSys in making a smooth transition to commence its Licensed Product development activities and/or its Licensed Antibody development activities, the list of licenses and contracts set forth in Exhibit H is a list of all licenses and contracts between Xencor and Third Parties relating to the Licensed Antibody and Licensed Products that provide for currently ongoing or future services with respect to such Licensed Antibody and Licensed Products or are otherwise relevant for Licensed Product development activities and/or Licensed Antibody development activities(“Active Contracts”). To avoid any misunderstanding, Active Contracts exclude consulting agreements, confidentiality agreements and materials transfer agreements. To the extent Xencor becomes aware that any Active Contracts existing as of the Effective Date have been omitted unintentionally from the list in Exhibit H but remain in effect or are otherwise relevant for Licensed Product development activities and/or Licensed Antibody development activities, Xencor will promptly notify MorphoSys of the omitted license or contract. To the extent  requested by MorpoSys, other than licenses or contracts that Xencor needs to retain in order to perform its responsibilities with respect to the Ongoing Phase 1 Trial or that are master services agreements pertaining to other services for Xencor (identified in such Exhibit under the heading “Excluded Contracts” and referred to in this Agreement as “Excluded Contracts”), Xencor will seek to assign (or, if Xencor obtains consent of the counterparty, novate over to MorphoSys) the Active Contracts existing as of the Effective Date that Xencor has the right to assign in these circumstances to MorphoSys, provided with respect to each such license or contract that it is assignable to MorphoSys and MorphoSys agrees to assume financial responsibility and all other post-assignment performance obligations under each such license or contract; and provided, further, that assignment (or novation) of the contract shall not be deemed to assign to MorphoSys any Patents (or any license to Patents) that may have been assigned (or licensed) or are required to be assigned (or licensed) to Xencor under the contract based on inventions prior to the time the contract is assigned to MorphoSys (provided Patents assigned and/or licensed to Xencor shall be included in Licensed Patents and Post-Sublicensing Licensed Patents).

If any Excluded Contracts (which are not assigned to MorphoSys under the foregoing paragraph) are master services contracts, the Parties will cooperate and Xencor shall use Commercially Reasonable Efforts to seek to assign the appropriate work order(s) or otherwise transition the appropriate services in a reasonable way.  To avoid doubt, Commercially Reasonable Efforts in this context does not require Xencor to pay any consideration to the counterparty to the Excluded Contracts.

Xencor is not required under this Section 3.5 to assign to MorphoSys any license or contract that Xencor does not have the right to assign in these circumstances, but will use Commercially Reasonable Efforts to seek in good faith, from Xencor’s counterparties whose consent is required, consent to do so or if preferred by Xencor and acceptable to MorphoSys consent for a novation and to re-form the contract directly with MorphoSys.  To avoid doubt, Commercially Reasonable Efforts in this context does not require Xencor to pay any consideration to the counterparty to the Excluded Contracts.

(b)           Additional Manufacturing.  Within […***…] of the Effective Date, Xencor shall request a manufacturing slot from its third party contractor […***…] for the next available […***…] production slot by sending a change order notification. Xencor shall use Commercially Reasonable Efforts to schedule all activities for the foregoing production slot timely with all Manufacturers for completion of manufacturing the respective drug substance and drug product, including fill and finish operations for such production run.

3.6                   Allocation of Responsibility for Further Development and Commercialization.  Other than Xencor’s responsibilities with respect to the Ongoing Phase 1 Trial, MorphoSys shall be responsible for all further development of Licensed Antibody(ies) and/or Licensed Products for, and commercialization (including marketing, promotion and sales) of Licensed Products in the MorphoSys Territory for the Field.  MorphoSys (and its Affiliates and Sublicensees) shall have the right to file in its own name, and to own, all new INDs, Marketing Authorization Applications and Marketing Authorizations for Licensed Products in the MorphoSys Territory for the Field and may delegate and/or assign these rights to Affiliates and Sublicensees.  As between the Parties, MorphoSys shall have the sole and exclusive right to select the product trademarks for the Licensed Products in the MorphoSys Territory for the Field (and may delegate and/or assign this right to Affiliates and Sublicensees). Licensed Product labeling and promotional materials shall in any event (to the extent permitted by applicable law and except solely as provided in the last sentence of this paragraph) state that the Licensed Product is under license from Xencor (or its successor) and include if requested by Xencor in writing (and MorphoSys shall query Xencor in writing at the time the label is being designed in each country) — to the extent permitted by applicable law — the Xencor name and then-current Xencor logo in a size no smaller than one quarter the size of the logo of the marketing entity, and subject to Xencor’s then-current quality control guidelines with respect to such trademarks, a copy of which Xencor shall provide in writing to MorphoSys upon MorphoSys’s written request.  Notwithstanding the foregoing, if (a) Licensed Product is marketed by a Sublicensee, and the applicable Sublicense provides that neither of MorphoSys nor Xencor shall be referenced on the labeling and promotional materials (meaning that the Sublicense also provides that MorphoSys not be referenced), or (b) there is a legal requirement for MorphoSys to be on the label in any sublicensed country, then in these sole circumstances and solely within the scope of the applicable Sublicense’s territory (or in the case of (b) the country of the legal requirement), the statement as to being under license from Xencor and the inclusion of Xencor’s name and logo shall not be required if the Sublicense does not permit it.

3.7                   Cost of Development and Commercialization.  Other than the costs of the Ongoing Phase 1 Trial, as between the Parties, MorphoSys is responsible for all costs relating to the development and commercialization of Licensed Products for the MorphoSys Territory for the Field, including manufacturing, regulatory, clinical and registration costs.

3.8                   Diligence Obligations of MorphoSys.

(a)           MorphoSys shall use Commercially Reasonable Efforts to (i) achieve the milestone events as set out in Section 5.2, (ii) develop a human therapeutic or prophylactic Licensed Antibody and/or Licensed Product in a way that supports its Market Authorization in Major Markets and (iii) [...***...].  The scope of such development and commercialization activities shall include clinical development, manufacturing, process development and scale-up, seeking Marketing Authorization, providing for a reasonable commercial launch in those countries where Marketing Authorization is obtained and thereafter actively promoting to all appropriate audience(s), to the extent Commercially Reasonable.  In all of the foregoing activities, MorphoSys shall use Commercially Reasonable efforts to:  use the facilities and equipment in a good scientific manner and in compliance with applicable scientific standards, laboratory practices and legal and regulatory requirements, adhere to all applicable national and international regulations and guidelines, appoint and retain adequately trained personnel and engage and control adequately qualified internal or external personnel and thereby collecting all relevant Know-How for the development and commercialization of Licensed Antibody(ies) and/or Licensed Products, and at any time use the same diligence and efforts as a similar biotechnology company.

(b)           MorphoSys shall not be relieved of its diligence obligations under this Agreement by the mere granting of any Sublicense(s).  With respect to Sublicensee’s diligence obligations, it shall, however, be taken into account what would be deemed Commercially Reasonable Efforts by the respective Sublicensee(s). The activities and achievements of any Sublicensee(s) shall be counted towards MorphoSys’ performance under this Agreement.

3.9                   Records.  MorphoSys shall maintain complete and accurate records of all work (including research, development, clinical, manufacturing and commercialization) it conducts (itself or through its Affiliates or by Third Parties other than Sublicensee(s) if any activities are subcontracted by MorphoSys and/or its Affiliates) under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes.

3.10                Communications with Regulatory Authorities. During the Collaboration Term, Xencor shall provide MorphoSys with reasonable advance notice of any meeting or substantive telephone conference with any Regulatory Authority relating to any Licensed Antibody and/or Licensed Product.  MorphoSys shall have the right to attend and observe (but not participate actively in) any material meeting or material conference call with any Regulatory Authority regarding any of MorphoSys (or its Affiliate’s or Sublicensee’s) Licensed Antibody and/or Licensed Products.  In addition, Xencor shall promptly furnish to MorphoSys copies of all correspondence that Xencor (or its Affiliate) receives from, or submits to, any Regulatory Authority (including contact reports concerning conversations or substantive meetings) relating to any Licensed Antibody and/or Licensed Product.  Xencor shall also provide to MorphoSys any meeting minutes that reflect material communications with any Regulatory Authority regarding a Licensed Antibody and/or Licensed Product. Subject to the provisions of Section 2.2(c)(ii), MorphoSys shall provide in its MorphoSys Annual Development Reports to Xencor, and through JDC discussion, information regarding its (or its Affiliate’s or, to the extent permitted by the Sublicense, Sublicensee’s) interactions with Regulatory Authorities with respect to all Licensed Antibodies and/or Licensed Products in its respective Territory. In addition, to the extent permitted by law and subject to Section 3.6, Xencor may participate in communications and meetings with any Regulatory Authority to the extent the name and/or then-current Xencor logo is used on the drug product label and such labeling is being discussed in such communication or meeting.  Notwithstanding MorphoSys’ obligations under this Article 3, MorphoSys shall not be required to share with Xencor any information which MorphoSys is not permitted to share with Xencor under the applicable laws or regulations of the Securities & Exchange Commission or other regulatory body of the US or elsewhere.

3.11                Simultaneous Clinical Trials.

Prior to such time as the Parties are both simultaneously sponsoring human clinical trials of Licensed Antibody and/or Licensed Products (if ever), the Parties shall, as soon as it becomes evident that both Parties will simultaneously sponsor human clinical trials of Licensed Antibody and/or Licensed Products, mutually agree in writing as to a more detailed protocol regarding the exchange of all adverse event information and/or findings that could potentially affect the safety and/or well-being of patients, and/or materially change the scientific value of such clinical trials on an ongoing basis, including a timeline.  Such protocol must provide a timeline and scope for reporting between the Parties that is at least sufficient to allow both Parties to satisfy their reporting obligations to Regulatory Authorities (current or future, worldwide).  Such protocol and the data exchanged under it shall be provided in English language.  Once the protocol is agreed in writing, each Party shall comply with it as an obligation under this Agreement, and may propose updates to it from time to time.  To be clear, while the language above describes establishing the protocol before simultaneous trials by both Parties are ongoing, the intention is for the Parties to then follow the protocol during the time periods when they have simultaneous trials ongoing.

3.12                Legal Compliance.  In conducting any development and commercialization activities under this Agreement, each of MorphoSys and its Affiliates and Sublicensee(s), and Xencor and its Affiliates, shall: (a) use Commercially Reasonable Efforts to ensure that its employees, agents, clinical institutions and clinical investigators as well as any further entities actively involved in the conduct of development work (such as CROs, CMOs, laboratories, etc.) comply with all applicable statutory and regulatory requirements with respect to Licensed Antibodies and/or Licensed Products, including (as applicable):  the Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the Public Health Service Act (PHSA), the rules governing medicinal products in the European Union and further national legislation, regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB) and independent ethics committees, Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, IND regulations, and any conditions imposed by a reviewing IRB or Regulatory Authority, and comparable statutes and regulatory requirements in other jurisdictions; and (b) not, to the best of its knowledge, utilize, in conducting such studies, any person or entity that at such time is debarred by, or that, at such time, is under investigation by the FDA or other Regulatory Authority for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335), and comparable statutes and regulatory requirements in other jurisdictions.  Notwithstanding anything express or implied in the foregoing or in any exercise of a final say by MorphoSys on the JDC, Xencor is only required to comply with U.S. standards in the conduct of the Ongoing Phase 1 Trial, unless (a) MorphoSys covers the incremental cost of compliance with any ex-U.S. standards requested by MorphoSys, or (b) there is no incremental cost of additionally complying with ex-U.S. standards requested by MorphoSys.

ARTICLE 4

LICENSING

4.1                   License to MorphoSys.  Subject to the terms and conditions of this Agreement, Xencor hereby grants to MorphoSys

(a)           an exclusive, royalty-bearing (in accordance with Article 5) license under  the Licensed Patents and Licensed Know-How to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported Licensed Antibody(ies) and/or Licensed Product(s) for the Field in the MorphoSys Territory; the making, using, selling, offering for sale or importing of which would, but for the License granted hereunder, infringe Licensed Patents;

(b)           an exclusive license to all necessary rights  to make and use all Licensed Know-How solely in order to practice the license of Section (a) (and specifically excluding all uses in support of activities outside the scope of the license in Section 4.1(a));

(c)           a non-exclusive, royalty-free license under the Post-Sublicensing Licensed Patents to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported Licensed Antibody(ies) and/or Licensed Product(s) for the Field in the MorphoSys Territory; the making, using, selling, offering for sale or importing of which would, but for the License granted hereunder, infringe Post-Sublicensing Licensed Patents for the purpose of sublicensing such rights to MorphoSys’ Sublicensee(s).  To avoid doubt, to the extent MorphoSys enters into a bona fide co-development, co-marketing, or co-promotion agreement with a Sublicensee, then MorphoSys shall as part of such relationship be entitled to itself practice the license of this Section 4.1(c); outside of such circumstance, MorphoSys itself shall not have the right to practice the license of this Section 4.1(c), although this shall not be read to undermine MorphoSys’s ability to Sublicense the license of this Section 4.1(c).  Also to avoid doubt, the royalty-free nature of the license of this Section 4.1(c) shall not alter in any way the royalty-bearing nature of the license of Section 4.1(a) or of Section 4.1(d), even if applying to the same Licensed Product(s).

(d)           an exclusive, royalty-bearing license, with the right to sublicense, in the MorphoSys Territory for all activities for all fields and applications to the Licensed Candidate-Specific Patents (“Candidate-Specific Patent License”); provided, however, that if for any reason any claim ever exists in a Licensed Candidate-Specific Patent that is broader than provided for in the definition thereof, the applicable Patent shall be subject to the license of Section 4.1(a) not this Section 4.1(d) until and unless it again is narrowed to the scope provided for in the definition of Licensed Candidate-Specific Patent.  To avoid doubt, when the license of Section 4.1(a) and Section 4.1(d) both apply, then the royalties shall remain as written in Article 5 and there shall be no doubling of the royalties based on both such licenses applying.

Xencor retains the right, notwithstanding the exclusivity of the licenses in Sections 4.1(a), 4.1(b) and 4.1(d), but subject to Article 2 and 3 above, to conduct the Ongoing Phase 1 Trial to completion. The licenses granted to MorphoSys in this Section 4.1 shall be sublicensable solely as provided in Section 4.2, but shall otherwise be non-assignable and non-transferable (except as explicitly permitted by Article 10 or Section 13.9).

4.2                   Sublicensing by MorphoSys.  MorphoSys shall be entitled to grant Sublicenses under its license of Section 4.1, subject to all of the following and the rights of Xencor set forth in Section 4.11:

(a)           MorphoSys must promptly notify Xencor after granting a Sublicense and […***…] within […***…] for the sole purpose of […***…].  Such […***…] may be […***…] in the event that […***…]. Xencor shall ensure that […***…], except solely to the extent required by law or to assert Xencor’s rights under this Agreement […***…].

(b)           Such Sublicensees cannot further sublicense except if all of the following conditions are satisfied:  (1) the further Sublicenses must be on terms consistent with this Agreement, including this Section 4.2; and (2) if […***…], then the economic terms of the further Sublicenses must be such that the further sublicensing does not reduce the consideration that will be paid to Xencor under this Agreement, relative to what it would have been had MorphoSys’ direct Sublicensee conducted the activities; and

(c)           in the event that MorphoSys enters into a […***…] and to the extent such Sublicence provides for consideration in form of any “quids” (such as, by way of example but not limitation, rights for MorphoSys in any of the Sublicensee’s other product candidates or products or intellectual property unrelated to Licensed Products), then except as may be otherwise agreed in writing by Xencor and MorphoSys,  Xencor and MorphoSys shall mutually agree on and then consult an independent expert on the valuation of such quid before signature of the Sublicense agreement. Such expert shall render his valuation decision within thirty (30) days after signature of the Sublicense agreement. Xencor and MorphoSys shall jointly bear the costs for such expert.  Such independent expert’s opinion shall be final and binding upon both Parties.

(d)           in the event MorphoSys’ Sublicensee — at the time of entering into the Sublicense — […***…], the Sublicense shall (i) […***…] for the purpose of […***…] for Licensed Antibody and/or Licensed Product and (ii) […***…] that Sublicensee will perform the development of Licensed Antibody and/or Licensed Product […***…]; and (iii) […***…].

4.3                   Exclusivity and Related Covenants.

(a)           By Xencor.  Xencor hereby covenants that, during the Term, it and its Affiliates shall not (and Other Licensees specifically do not covenant, and Xencor does not covenant that the Other Licensees shall not)  (i) develop or commercialize any […***…]; or (ii) license any Xencor Fc Technology to any Third Party in any scope for any activity of any anti-CD19 Antibody except that Xencor may license any Xencor Fc Technology to Third Parties in connection with […***…] (to avoid doubt, this means that the Xencor Fc Technology shall be licensed solely with respect to anti-CD19 Antibodies that as modified by or incorporating Xencor Fc Technology meet the definition of […***…]), but such license regarding Xencor Fc Technology shall specifically exclude the right to license Xencor High-ADCC/CDC Fcs.  The foregoing covenants (1) shall not — at any time — apply to any Antibody in clinical development or on the market as of or before the date of a Xencor Change of Control by or for any acquirer of Xencor, or  of the acquiring corporate family not Covered by any Patent owned or controlled by Xencor immediately prior to such Xencor Change of Control; and (2) shall not — at any time — apply to prohibit licensing of any Patent owned or controlled by the acquiror or its corporate family prior to or on the date of such Xencor Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family  independently of Xencor (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”).

(b)           By MorphoSys.

(i)            […***…].  Subject to (i) MorphoSys’ and/or its Affiliates’ existing (as of the Effective Date) HuCAL agreements, comprising any obligation for MorphoSys and/or its Affiliate(s) to generate or have generated antibodies to which MorphoSys’ and/or its Affiliates’ contract partners have any rights whatsoever, and (ii) any non-therapeutic, non-prophylactic activity of MorphoSys and/or its Affiliate(s), MorphoSys hereby covenants that, during the Term, it and its Affiliates shall not preclinically develop, develop in any human clinical trial, seek Market Authorization for, or in any way commercialize in the MorphoSys Territory any […***…].  Sublicensees specifically do not make such covenant, and MorphoSys does not make such covenant as to Sublicensees.

(ii)           Licensed Antibodies.  Subject to (i) MorphoSys’ and/or its Affiliates’ existing (as of the Effective Date) HuCAL agreements, comprising any obligation for MorphoSys and/or its Affiliate(s) to generate or have generated antibodies to which MorphoSys’ and/or its Affiliates’ contract partners have any rights whatsoever, and (ii) any non-therapeutic, non-prophylactic activity of MorphoSys and/or its Affiliate(s), MorphoSys hereby covenants that, during the Term, MorphoSys and its Affiliates shall not preclinically develop, develop in any human clinical trial, seek Market Authorization for, or in any way commercialize in the MorphoSys Territory any […***…] other than any Licensed Antibody and/or Licensed Products that are payment-bearing to Xencor under this Agreement (other than a Licensed Product for which the Royalty Term has expired, after such expiration; this covenant does not apply at such times to such Licensed Product). Sublicensees specifically do not make such covenant, and MorphoSys does not make such covenant as to Sublicensees.

(iii)         The covenants in this Section 4.3(b)(i) and (ii) shall not — at any time — apply to any Antibody in clinical development or on the market as of or before the date of a MorphoSys Change of Control by or for any acquirer of MorphoSys, or  of the acquiring corporate family not Covered by any Patent owned or controlled by MorphoSys immediately prior to such MorphoSys Change of Control, and  and shall not — at any time — apply to prohibit licensing of any Patent owned or controlled by the acquiror or its corporate family prior to or on the date of such MorphoSys Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family  independently of MorphoSys (for clarity, in the case where MorphoSys is merged into another entity, the references here to “MorphoSys” and “independently of MorphoSys” mean to refer to “the merged entity” and “independently of the merged entity”).

(c)           By both Parties

The Parties agree […***…]. The Parties, however, acknowledge that they or their respective Sublicensee or Other Licensee may have an interest to leverage the full potential of their respective products by […***…]. Hence, Xencor and MorphoSys shall be entitled to develop and commercialize more than […***…] Antibody from […***…] and more than […***…] Licensed Antibody, respectively, at any time; provided that […***…]. A Commercializing Party may also consist of several companies (e.g. within a co-marketing or co-promotion agreement), including in the situation in which the component entities of such a Commercializing Party may opt out of the commercialization activities at any time.

(d)           Storage of Reference Material, Examination Rights, Data Update and Restriction on Material Transfer.  […***…]  In order to […***…], the Parties agree to the following:

(i)            Storage

Reference material according to Exhibit A, Exhibit E and M […***…] shall be stored at an independent third party reasonably acceptable to MorphoSys and Xencor (the “Escrow Agent”) promptly after the Effective Date. The Parties and the Escrow Agent shall enter into a three-party storage agreement which shall be negotiated in good faith and which shall contain provisions that  the Escrow Agent shall release such reference material to either MorphoSys or Xencor solely to determine its Binding Constants of Affinity to […***…] […***…] (including […***…]), […***…], […***…] and/or […***…] (including […***…]), and may be requested by the other Party at any time with reasonable frequency. MorphoSys shall bear the costs associated with the storage of such reference material at the Escrow Agent’s facilities, and each Party shall bear the costs of shipping to such Party by the Third Party in response to such Party’s request.  All of the testing provided for in this Section 4.3(d)(i) shall be using reference material produced in […***…], using the cell lines that were deposited into the escrow.

(ii)           Additional Data.

Xencor shall promptly notify MorphoSys if Xencor discovers any XmAb5574 data or […***…] data generated by or on behalf of Xencor or its Affiliate(s) prior to the end of the Pre-Partnering Term with respect to the Affinity Constants of Binding relevant to the definition of […***…] Antibody or to antibody-dependent cytotoxicity relevant to the definition of […***…] Antibody; and in each case which has not yet been disclosed to MorphoSys, Xencor shall disclose such data to MorphoSys.

(iii)         Restriction on Material Transfer

Xencor and its Affiliates shall not make available and/or transfer to Third Parties, other than those reasonably required for performance of the Ongoing Phase 1 Study, any Licensed Antibody or Licensed Product during the term of this Agreement after the Effective Date.

4.4                   License from MorphoSys. MorphoSys hereby grants to Xencor (i) […***…] (other than any pass-through costs to MorphoSys’ un-Affiliated licensors) […***…], (ii) […***…], and (iii) […***…] (other than any pass-through costs to MorphoSys’ un-Affiliated licensors) […***…] in each case to research, develop, make, have made, use, sell, offer for sale, import and export […***…] Antibodies worldwide for any and all fields and applications, subject, however, to Xencor’s covenant in Section 4.3(a) and 4.3(c).  Such license shall be sublicenseable only in connection with the […***…] through one (1) or more tiers of sublicensees without the need to obtain prior consent from MorphoSys.  Notwithstanding anything express or implied in the foregoing, Xencor shall not have the right to transfer any documents received from MorphoSys (including reports and plans under this Agreement) or any copies thereof to its Other Licensees or use such documents in […***…] Antibody activities.

4.5                   Discussion of Possible Sublicensing. If Xencor has not partnered its […***…], and MorphoSys’ actual Sublicensee, or possible Sublicensee in serious negotiations with MorphoSys, wishes to discuss being the partner of the […***…], MorphoSys shall notify Xencor in writing, and Xencor agrees to discuss this possibility with MorphoSys’ actual or possible Sublicensee. Nothing in this Agreement shall restrict Xencor from partnering its […***…].

4.6                   Reservation of Rights; No Implied Licenses.  No right, title or interest is granted by either Party whether expressly or by implication to or under any Patents or Know-How, other than those rights and licenses expressly granted in this Agreement.  Each Party reserves to itself all rights not expressly granted under this Agreement.  Subject to the covenants agreed by the Parties hereunder, including the covenants according to Sec. 4.3, this Agreement shall not be deemed to restrict a Party from exploiting any of its rights not expressly granted to the other Party under this Agreement.

4.7                   [Intentionally omitted.]

4.8                   Technology Sublicensed from Third Parties.  The licenses granted under this Article 4, to the extent they include (or come to include) sublicenses under Patents or Know-How of a Third Party, shall be subject to the terms and conditions of the agreement with the Third Party governing the license under which the sublicense is granted; provided, however, that no such Third Party agreement shall conflict with the requirements of Section 4.11.  For clarity, Licensed Patents and Licensed Know-How as of the Effective Date are not in-licensed and instead are owned by Xencor and thus do not carry any pass-through costs for MorphoSys.

4.9                   Use of Patents and Know-How.  Each Party hereby covenants that it (and its Affiliates and Sublicensees) shall not practice the Patents or Know-How (to avoid doubt, including any and all research materials provided under this Agreement) licensed to such Party under this Agreement outside the scope of the licenses to such Party under this Agreement.  Notwithstanding the foregoing, if a Party unintentionally uses non-tangible Know-How of the other Party learned under this Agreement, outside the scope of a license to such first Party set forth in this Agreement, this shall not be considered a breach of this Agreement and such other Party agrees not to bring suit (including arbitration under Article 12) against such first Party.

4.10                Change of Control.  A change of Control for either Party shall not be deemed to trigger any of the Sublicenses (for MorphoSys) and/or partnering provisions (for Xencor) of this Agreement.

4.11                Coordination of Sublicenses and Rights of Other Licensees with this Agreement.

(a)           MorphoSys shall ensure that its agreements with Sublicensees are consistent with and impose obligations consistent with the applicable terms and conditions regarding Sublicensees set forth in this Agreement, including Sections 2.2(c)(ii), 2.3, 2.6, 3.6, 3.8(b), 3.10, 3.12, 4.2, 4.3(c), 4.9, 4.11(a), 5.11, 5.13(d), 6.5(h), 6.9, 7.2(e), and 9.1 (the Sublicensee shall make an equivalent indemnification of the Xencor Indemnitees), and 10.6(l).  Subject to Section 4.4, MorphoSys shall in particular require its Sublicensees to […***…]. Information provided by a Sublicensee (or of a Sublicensee provided by MorphoSys) to Xencor and, to the extent permitted by this Agreement, its Other Licensees under this Section 4.11(a) shall be treated as Confidential Information of MorphoSys.

(b)           Xencor shall ensure that its agreements with Other Licensees are consistent with and impose on its Other Licensees obligations consistent with the applicable terms and conditions set forth in this Agreement, including Sections 4.1 (with respect to Post-Partnering Patents and providing the necessary license), 4.3 (c), 4.4, 4.9, 4.11(b), 4.12 (as regards the protection of Confidential Information by the Other Licensee), 6.5(h), and 7.2(e).  Xencor shall in particular require its Other Licensees to provide to Xencor ownership of or an exclusive (with respect to activities permitted under this Agreement), sublicenseable (through one (1) or more tiers) license under all Post-Partnering Patents, other than Post-Sublicensing Licensed Patents, for which it shall suffice for Xencor to obtain a non-exclusive license back which license as sublicensed to MorphoSys shall (in all of the foregoing cases) be free of additional payments (including royalties).  Information provided by an Other Licensee (or of an Other Licensee provided by Xencor) to MorphoSys and, to the extent permitted by this Agreement, its Sublicensees under this Section 4.9(b) shall be treated as Confidential Information of Xencor.

4.12                Inventions by Service Providers.  MorphoSys shall […***…], as well as all underlying original data and documentation, for purposes of development and commercialization of Licensed Antibody(ies), and Licensed Product(s) in the Field after a termination event under this Agreement that would lead to reversion to Xencor under Article 10, and (ii) […***…]. To avoid doubt, this does not apply to Sublicensees and Other Licensees, which are dealt with in Section 4.11.   Information provided by a MorphoSys contractor (or of a MorphoSys contractor provided by MorphoSys) to Xencor and, to the extent permitted by this Agreement, its Other Licensees under this Section 4.12 shall be the Confidential Information of MorphoSys.

ARTICLE 5

COMPENSATION

5.1                   Up-Front Payment.  In consideration of the license granted to MorphoSys under Sec. 4.1, MorphoSys shall pay Xencor a one-time upfront payment of thirteen million dollars ($13,000,000), due upon execution of this Agreement and payable […***…] of the Effective Date.  Such amount shall be non-refundable and shall not be creditable against any other amount due hereunder.

5.2                   Milestone Payments.  Subject to Section 3.3 and 5.2 (f) and (g), MorphoSys shall also pay the following milestone payments to Xencor, each due upon the first achievement of each milestone event indicated below (whether achieved by or on behalf of either Party or its Affiliate, Sublicensee, or any other entity acting on behalf of any of them) with respect to the first Licensed Product comprising […***…], achieving such milestone event; provided, however, that such milestone payments for the events (i) “[…***…]” and (ii) “[…***…]” are only applicable and the related payment shall only be due if such event occurs in a Major Country. MorphoSys shall notify Xencor upon achievement of any milestone event as set forth in this provision, and shall pay the applicable milestone payment within […***…] if such milestone event was achieved by MorphoSys and within […***…] if such milestone event was achieved by Sublicensee.

ONCOLOGY INDICATIONS

Milestone Event	Milestone Payment
1. […***…]	[…***…] dollars ($ […***…])
2. […***…]	[…***…] dollars ($ […***…])
3. […***…]	[…***…] dollars ($[…***…])
4. […***…]	[…***…] dollars ($[…***…])
5. […***…]	[…***…] dollars ($ […***…])
6. […***…]	[…***…] dollars ($ […***…])
7. […***…]	[…***…] dollars ($ […***…])
8. […***…]	[…***…] dollars ($ […***…])

Milestone Event	Milestone Payment
9. […***…]	[…***…] dollars ($ […***…])
10. […***…]	[…***…] dollars ($ […***…])
11. […***…]	[…***…] dollars ($ […***…])
12. […***…]	[…***…] dollars ($ […***…])
13. […***…]	[…***…] dollars ($ […***…])
14. […***…]	[…***…] dollars ($ […***…])
15. […***…]	[…***…] dollars ($ […***…])

16. […***…]	[…***…] dollars ($ […***…])
17. […***…]	[…***…] dollars ($ […***…])
TOTAL CUMULATIVE AVAILABLE ONCOLOGY MILESTONES	One hundred and fifty one million dollars ($ 151,000,000)

AUTOIMMUNE INDICATIONS

Milestone Event	Milestone Payment
1. […***…]	[…***…] dollars ($ […***…])
2. […***…]	[…***…] dollars ($ […***…])
3. […***…]	[…***…] dollars ($ […***…])
4. […***…]	[…***…] dollars ($ […***…])
5. […***…]	[…***…] dollars ($ […***…])
6. […***…]	[…***…] dollars ($ […***…])
7. […***…]	[…***…] dollars ($ […***…])
8. […***…]	[…***…] dollars ($ […***…])
9. […***…]	[…***…] dollars ($ […***…])
10. […***…]	[…***…] dollars ($ […***…])
11. […***…]	[…***…] dollars ($ […***…])
12. […***…]	[…***…] dollars ($ […***…])
13. […***…]	[…***…] dollars ($ […***…])
14. […***…]	[…***…] dollars ($ […***…])

Milestone Event	Milestone Payment
15. […***…]	[…***…] dollars ($ […***…])

16. […***…]	[…***…] dollars ($ […***…])
TOTAL AVAILABLE AUTOIMMUNE MILESTONES	One hundred and one million dollars ($ 101,000,000)

SALES MILESTONES

Milestone Event	Milestone Payment
1. […***…]	[…***…] dollars ($ […***…])
2. […***…]	[…***…] dollars ($ […***…])
TOTAL AVAILABLE SALES MILESTONES	Fifty million dollars ($ 50,000,000)

(a)           For the sake of clarity, each milestone shall be paid only once, and only for the first Licensed Product to reach such milestone.

(b)           Each milestone payment shall be nonrefundable and noncreditable against any other payments due under this Agreement, except as provided in Section 3.3.

(c)           If a milestone is achieved without the earlier milestones in the same table having been paid that would normally be steps along the way to achieve the later milestone, then MorphoSys shall pay the payment for the earlier milestone(s) along with the payment for such subsequent milestone (and the earlier milestone(s) shall be deemed achieved and payable).  By way of non-limiting example with respect to the oncology indications milestones, if milestone event 10 is achieved without the milestone payment for milestone event 5 having been paid, then MorphoSys shall pay the payment for milestone event 5 along with the payment for milestone event 10.  This same principle shall apply (and the earlier milestone shall be deemed achieved and payable), if for example milestone event 16 is achieved before any of milestone events 6, and 11.

(d)           For all purposes under this Section, whether an […***…] (if applicable) for any given milestone event will be determined not based on […***…]

(e)           MorphoSys or its Affiliate achieves the milestone event “[…***…]” by […***…] and the respective milestone payment becomes due thereupon. In case of a Sublicense, achievement of such milestone event is deemed to have occurred at the event provided for in the Sublicense, i.e. either by […***…] or by […***…].

(f)            If more than one […***…] is pursued in the same […***…], then only one (1) […***…] milestone event (and for clarity, in all cases the highest applicable milestone event) shall be triggered by the commencement of such […***…];  provided, however that if a […***…] is achieved for more than one (1) such […***…] pursued in the same […***…] (or if a […***…] is obtained for more than one (1) […***…] without the […***…] milestone event having first been achieved for more than one (1) such oncology indication (i.e. […***…]), then a back milestone payment shall be due for each […***…] milestone that was not previously due under this Agreement due to the foregoing in this sentence, on the same timing as the […***…] milestone (or if earlier […***…]) becomes due for such subsequent oncology indication.  (It is understood and agreed that the timing of […***…] milestones (whether in relation to […***…]) being due shall be determined in accordance with Section 5.2(e).)

(g)           Limitations on Post-Sublicensing Milestones.  With respect to all milestones under this Section 5.2 achieved after a Sublicense by MorphoSys becomes effective (“Post-Sublicensing Milestones”), MorphoSys shall only be required to pay each Post-Sublicensing Milestones to the extent:

(i)            aggregate Post-Sublicensing Milestones through the time a given Post-Sublicensing Milestone becomes due do not exceed […***…] ([…***…]%) of the number equal to aggregate […***…] received by MorphoSys (or its Affiliate) through such time minus […***…] ($[…***…]); and

(ii)           total Post-Sublicensing Milestone payments payable in the MorphoSys fiscal year in which the individual Post-Sublicensing Milestone would otherwise be payable do not exceed the number equal to […***…] received by MorphoSys (or its Affiliate) in such fiscal year plus […***…] dollars ($[…***…]).

The portion of any Post-Sublicensing Milestone that is not paid at the time it would otherwise be due, because of the operation of the payment limitations set forth in subsections (i) and/or (ii) of this Section 5.2(g), shall remain as a credit to Xencor, and be paid to Xencor as soon as MorphoSys (or its Affiliate) has received sufficient […***…] that the applicable limitation(s), whether (i) and/or (ii), no longer apply(ies).  This may occur in the same or in a subsequent MorphoSys fiscal year or years, depending when MorphoSys or its Affiliate receives additional […***…].  To avoid doubt, the payment limitations set forth in subsections (i) and/or (ii) of this Section 5.2(g) apply whether the Sublicense is worldwide or less than worldwide.  For the avoidance of doubt, in the case if the […***…] ([…***…]%) limitation under this Section 5.2(g) is applied and if […***…] would have been due on the same Sublicense under Section 5.3, then the […***…] ([…***…]%) under this Section 5.2(g) and the […***…] percent ([…***…]%) under Section 5.3 shall not add together, and instead only the […***…] ([…***…]%) under this Section 5.2(g) shall be due.

5.3                   Sublicensing Revenue.  In the event that MorphoSys enters into a Sublicense prior to […***…] for a Licensed Product covered by the Sublicense, but subject to Section 3.3(b), MorphoSys shall pay to Xencor […***…] ([…***…] %) of all Sublicensing Revenue. Notwithstanding the foregoing, in the event that MorphoSys enters into a Sublicense […***…] or later after the Effective Date, an amount of […***…] US Dollars ($ […***…]) shall be deducted from […***…] received by MorphoSys from Sublicensee before calculating Xencor’s share of Sublicensing Revenue due under this Section 5.3. For the purpose of this Section, a Sublicense is deemed granted the date it is committed to in a legally binding way, including in the case of an option for a Sublicense, the date the legally binding document granting the option is signed or otherwise becomes effective.  For amounts of consideration for Sublicense paid to MorphoSys or its Affiliates by its Sublicensees, which amounts are received for achievement of the milestone events set forth in Section 5.2, to the extent that MorphoSys actually pays such amounts to Xencor pursuant to Section 5.2, the Milestone Payments according to Sec. 5.2 hereof shall be deducted from […***…] before calculating Xencor’s share of Sublicensing Revenue due under this Section.

The percentage of Sublicensing Revenue is due to Xencor after MorphoSys or its Affiliate receives the underlying Sublicensing Revenue and. MorphoSys shall inform Xencor about the receipt of any Sublicensing Revenue and shall make the respective payment to Xencor within […***…] of such receipt.

5.4                   Royalty Payments.

(a)           MorphoSys shall pay to Xencor royalties on Net Sales of Licensed Products at the applicable rate selected from the following table with respect to all Net Sales achieved in a given calendar year and during the applicable Royalty Term of such Licensed Products (determined on a country-by-country basis).

Worldwide Net Sales of Licensed Products in any Calendar Year	Royalty Due to Xencor (as a percentage of Net Sales)
Level 1: That portion of Net Sales in any given calendar year that is less than or equal to […***…] dollars ($[…***…])	[…***…] ([…***…]%)

Level 2: That portion of Net Sales in any given calendar year that is greater than $[…***…], but less than or equal to […***…] dollars ($[…***…])	[…***…] ([…***…]%)
Level 3: That portion of Net Sales in any given calendar year that is greater than […***…] dollars ($[…***…]), but less than or equal to […***…] dollars ($[…***…])	[…***…] ([…***…]%)
Level 4: That portion of Net Sales in any given calendar year that exceeds […***…] dollars ($[…***…])	[…***…] ([…***…]%)

The royalty rates under this Section are incremental with respect to the annual Net Sales of Licensed Product. As an example, if Licensed Products achieve in any given calendar year […***…] dollars ($[…***…]) in Net Sales, then a […***…] ([…***…]%) royalty shall be paid on the first […***…] dollars ($[…***…]), an […***…] ([…***…]%) royalty shall be paid on the next […***…] dollars ($[…***…]), and a […***…] ([…***…]%) royalty shall be paid on the remaining […***…] dollars ($[…***…]).

(b)           Offset for Third-Party Composition Patents.  If MorphoSys or its Affiliate(s) or Sublicensee(s) enter into any agreement with a Third Party for a license under an issued Patent which Covers the specific composition of matter of: (i) XmAb5574 due to and because of the sequence of its Fv or of its Fc variants, or of (ii) the Xencor High-ADCC/CDC Fc variants of any other Licensed Antibody which is under development or commercialization by MorphoSys or its Affiliate(s) or Sublicensee(s) due to and because of the sequence of such Xencor High-ADCC/CDC Fc variants (“Issued Specific Composition Patents;” to avoid doubt, an issued Patent will “Cover the specific composition” via a use claim if the scope of the use claims is limited to uses of such specific composition of matter due to and because of the sequence (meaning the Fv or Fc variants in the case of XmAb5574 and the Xencor High-ADCC/CDC Fc variants of such other Licensed Antibody) (and the foregoing specifically excluding Patents that apply due to any chemical modification thereto not present in the form thereof being tested in the Ongoing Phase 1 Trial), then […***…] ([…***…]%) of the net sales royalties actually paid to the Third Party under such license with respect to Net Sales in any given calendar quarter in any given country may be offset against the royalty that would otherwise have been payable to Xencor with respect to such Net Sales in such calendar quarter; provided, however, that the foregoing reduction shall not reduce the royalty owed to Xencor in any given calendar quarter below […***…] ([…***…]%) of Net Sales.

In the event MorphoSys enters into a Sublicense, and the Sublicense contains an offset for Issued Specific Composition Patents, MorphoSys shall be able to pass through to Xencor the entire such offset agreed in the Sublicense if such offset is defined as […***…] ([…***…]%) or less of the net sales royalties actually paid to the Third Party by Sublicensee on Issued Specific Composition Patents. In case such offset is more than […***…] ([…***…]%), MorphoSys shall only be able to pass through to Xencor an offset of […***…] ([…***…]%) of such net sales royalties on Issued Specific Composition Patents. As an example, in case the Sublicensee has a royalty burden of […***…] ([…***…]%) of Net Sales to a Third Party as described above, and passes through to MorphoSys a […***…] ([…***…]%) offset of […***…] ([…***…]%) of Net Sales royalties, MorphoSys shall be able to pass through the full offset to Xencor. In case the Sublicensee passes through to MorphoSys an offset of […***…] ([…***…]%) of such […***…]% royalty burden to a Third Party, i.e. […***…] ([…***…]%) of Net Sales royalties, then MorphoSys shall be able to only pass through to Xencor an offset of […***…] ([…***…]%) of such […***…]% royalty burden to a Third Party, i.e. […***…] ([…***…]%) of Net Sales royalties, and has to carry the remaining […***…] ([…***…]%) offset, i.e. […***…] ([…***…]%) of Net Sales royalties itself.  To avoid doubt, all of the foregoing examples relate solely to royalties on Issued Specific Composition Patents.

To avoid doubt, the foregoing offset of the foregoing 2 paragraphs is not available for royalties to Third Parties on Know-How or on any of the following kinds of Patents:  (1) Patents Covering production and manufacturing (including expression); (2) Patents Covering CD19; (3) Patents Covering formulations; (4) Patents Covering delivery (including Patents on delivery devices and Patents on modes of administration); and (5) Patents whose use claims are general and do not apply based on the sequence as described in the first sentence of this Section 5.4(b).

To further avoid doubt, if Xencor does not challenge MorphoSys’s application of this Section to any particular Patent, this does not mean that Xencor believes, agrees or admits vis-à-vis Third Parties that the given Patent claims the composition of matter of XmAb5574 or the Xencor High-ADCC/CDC Fc portion of any Licensed Antibody, or that it is valid or enforceable.  Xencor may have many reasons other than believing, agreeing or admitting the foregoing, for not challenging any given application of the offset of this Section by MorphoSys, including avoiding the costs of litigation, or not being in litigation with a licensee, or Xencor may judge that benefits of MorphoSys having in place a license that makes MorphoSys comfortable to continue with commercialization may outweigh the costs of allowing MorphoSys to take the offset even though Xencor disagrees with MorphoSys on whether the license is needed or the Patent(s) Cover or are valid or enforceable.

(c)           Royalty Term.  “Royalty Term” means the time from the first post-Marketing Authorization sale of the first Licensed Product in a given country, on a country by country basis, until the last to occur of (X) the expiration or invalidation of the last Valid Claim of Licensed Patents that would be infringed, but for the license of this Agreement or joint ownership of the particular Valid Claim, in any of the ways described in the definition of “Cover,” by the making, using, selling, offering for sale, importing or exporting of the Licensed Product that is actually sold in such country in which such Licensed Product is manufactured or sold, and (Y) eleven (11) years after the first post-Marketing Authorization sale of the first Licensed Product in such country.  Clause (X) of Royalty Term is determined on a country-by-country and Licensed Product-by-Licensed Product basis, whereas clause (Y) of Royalty Term is determined only on a country-by-country basis.  The royalties payable with respect to Net Sales of Licensed Products shall be reduced to […***…] percent ([…***…]%) of the otherwise applicable rates, with respect to Net Sales of a Licensed Product in a country during any portion of the Royalty Term when there is not a Valid Claim of Licensed Patents that would be infringed, but for the license of this Agreement or joint ownership of the particular Valid Claim, in any of the ways described in the definition of “Cover,” by the making, using, selling, offering for sale, importing or exporting of the Licensed Product that is actually sold in the country of manufacture or sale.  For the avoidance of doubt, the […***…] percent ([…***…]%) reduction shall in this situation apply to every royalty rate otherwise applicable except for the “floor” of […***…] percent ([…***…]%) which shall be […***…] percent ([…***…]%) in this case.

5.5                   Quarterly Payment Timings.  All royalties due under Section 5.4 shall be paid quarterly, on a country-by-country basis, due and payable with the relevant Royalty Payment Report referred to in Section 5.6 below.

5.6                   Royalty Payment Reports.  With respect to each calendar quarter for which royalties are due under this Agreement, within […***…] after the end of the calendar quarter, MorphoSys shall provide to Xencor a written report stating the number of all royalty-bearing sales of Licensed Products sold during the relevant calendar quarter; the gross sales associated therewith; and the calculation of Net Sales thereon, including the amount of any deduction provided for in the definition of Net Sales in Article 1 (broken down by category as enumerated in such definition).  The report shall provide all such information on a country-by-country basis.

5.7                   Payment Method.

(a)           Except as provided in Section 5.10 regarding blocked currency, all payments due under this Agreement to Xencor shall be made by bank wire transfer in immediately available funds to an account designated by Xencor.  All payments under this Agreement shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

(b)           Without prejudice to MorphoSys’ payment obligations according to Section 5.1 through 5.4, Xencor shall use commercially reasonable efforts to provide MorphoSys with an invoice following the receipt of such payments.

5.8                   No Credits or Refunds.  All payments to Xencor hereunder shall be noncreditable, not subject to offset, and nonrefundable, except as set forth in Section 3.3 and except to the extent that an audit conducted pursuant to Section 5.13 below confirms that MorphoSys had overpaid amounts to Xencor, in which case

MorphoSys shall have a credit applicable against any and all payments subsequently due under this Agreement and except for the offset according to Section 5.4 (b).

5.9                   Taxes.  MorphoSys shall be responsible for the amount of any taxes required to be withheld by MorphoSys under applicable law.  Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), MorphoSys shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Xencor within […***…] following that tax payment.  Xencor is entitled to require that MorphoSys tender payment from a U.S. or a German bank account. If MorphoSys is required to deduct Withholding Taxes from a payment to Xencor under this Agreement, MorphoSys agrees to use reasonable efforts to assist Xencor in claiming exemption from such deductions or withholdings under any not-for-profit status, applicable double taxation or similar agreement or treaty.

5.10                Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Xencor in the country in local currency by deposit in a local bank designated by Xencor, unless the Parties otherwise agree.

5.11        Sublicenses.  If MorphoSys grants any Sublicenses, MorphoSys shall  include an obligation for the Sublicensee to (i) maintain records adequate to document and verify the proper Sublicensing Revenues to be paid to MorphoSys; (ii) provide reports with each Sublicensing Revenue payment to MorphoSys sufficient to allow such verification; and (iii) allow MorphoSys to conduct or have conducted on MorphoSys’ behalf as requested by Xencor in accordance with Section 5.13(d) an audit to verify the proper payment of Sublicensing Revenues, milestones, Net Sales, royalties, as applicable.

5.12                Foreign Exchange.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the exchange rates for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal (or a successor entity) during the calendar quarter to which such payment pertains.  With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, MorphoSys shall provide to Xencor a true, accurate and complete copy of the Wall Street Journal (or a successor entity) exchange rates used in the calculation.

5.13                Records; Inspection.

(a)           MorphoSys shall keep and ensure that its Affiliates keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products, including all such records that may be necessary for the purposes of calculating all payments due under this Agreement.  MorphoSys shall make such records available for inspection by an accounting firm selected by Xencor under Section 5.13(c) at MorphoSys’ s premises in Germany on reasonable notice during regular business hours (in accordance with the remaining provisions of this Section) no more than once in any calendar year.

(b)           Upon timely request and at least […***…] prior written notice from Xencor, MorphoSys shall permit such audit to be conducted during regular business hours in such a manner as to not unnecessarily interfere with MorphoSys’s normal business activities.  Such audit shall be limited to results in any period that has not previously been audited under this Section, not to exceed […***…] prior to the audit notification.

(c)           At Xencor’s expense no more than once per calendar year, Xencor has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm (that is not an Affiliate of Xencor) to perform on behalf of Xencor an audit, conducted in accordance with GAAP, of such books and records of MorphoSys and its Affiliates as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Xencor and the correctness of any report or payments made under this Agreement (all subject to subsection (b)).

(d)           MorphoSys shall ensure that its Sublicensees keep complete and accurate records of such Sublicensee’s sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products including all such records that may be necessary for the purposes of calculating all payments due under this Agreement.  MorphoSys shall require that such Sublicensee make such records available for inspection by MorphoSys or an independent auditor reasonably acceptable to Sublicensee, once during any calendar year in which the agreement between MorphoSys and any Sublicensee is in effect and thereafter for a period of […***…] after the calendar year to which the audit pertains.  Upon the reasonable request of Xencor, with respect to any such Sublicensee, and no more than once in any calendar year, MorphoSys shall exercise its audit rights with respect to such Sublicensee and shall report the results of such audit to Xencor in accordance with Section 5.13(f). The costs for such requested audit shall be paid by Xencor unless (i) an underpayment of more than […***…] ([…***…]%) is revealed as described in section 5.13 (g) or (ii) MorphoSys would also have performed an audit of its Sublicensee in that calendar year without Xencor’s request.

(e)           All information, data, documents and abstracts referred to in this Section shall be used only for the purpose of verifying compliance with this Agreement, shall be treated as MorphoSys’ Confidential Information subject to the obligations of this Agreement and need not be retained more than […***…] from the end of the calendar year to which each shall pertain.

(f)            Summary of audit results shall be shared by MorphoSys and Xencor to the extent reasonably necessary to enable Xencor to verify compliance with payment obligations.  The auditor shall be under written obligations to MorphoSys (and, where applicable, any Sublicensee) of confidentiality and non-use (other than uses required by this Section).

(g)           If the audit reveals an underpayment, MorphoSys shall promptly pay to Xencor the amount of such undisputed underpayment plus interest in accordance with Section 5.14. If the audit reveals that the undisputed monies owed by MorphoSys to Xencor has been understated by more than […***…] ([…***…]%) for the period audited, MorphoSys shall, in addition, pay the reasonable costs of such audit.

5.14                Interest.  If MorphoSys fails to make any payment due to Xencor under this Agreement, then interest shall accrue on a pro-rated basis from the date after the particular payment is due (if not paid by that date) until paid at a rate equal to the Dollars prime or equivalent rate per annum quoted by The Wall Street Journal (or its successor, or, if neither then exists, a similarly reputable and authoritative source for such information) on the first business day after such payment is due, plus […***…] ([…***…]%).

ARTICLE 6

PATENTS

6.1                   Ownership and Disclosure of Inventions.

(a)           Ownership.  Xencor shall solely own all right, title and interest in the Listed Xencor Patents, the Xencor Pre-Sublicensing Product Invention Patents, the Xencor Product Invention Patents and the MorphoSys Core Improvement Invention Patents, and to be clear, the Licensed Core/Fc Platform Patents, the Licensed Candidate-Specific Patents and the Licensed Broader Anti-CD19 Patents. As between the Parties, MorphoSys shall solely own all right, title and interest in the MorphoSys Product Invention Patents. Xencor and MorphoSys shall jointly own all right, title and interest in the Joint Collaboration Product Invention Patents. As between the Parties, Xencor shall solely own all right, title and interest in (or be the Licensee of a Third Party for) the Post-Partnering Patents and the inventions that they claim.  As between the Parties, MorphoSys shall solely own all right, title and interest in (or be the licensee of a Third Party for) the Post-Sublicensing Patents.

(b)           Implementation.   Each Party hereby assigns to the other Party inventions and associated Patents and Know-How solely as necessary to achieve ownership as provided in Section 6.1(a).  Each Party hereby assigns to the other Party, and hereby grants to the other Party all consents, licenses and waivers, in each case that are necessary to achieve such ownership worldwide.  Each Party agrees to provide to the other Party and execute all documents and instruments evidencing or that may be required to record, perfect or enforce such assignments, consents, licenses and waivers promptly upon the other Party’s request.  Each Party hereby appoints the other Party as the appointing Party’s attorney-in-fact to execute and deliver each of the foregoing documents and instruments if the appointed Party is unable, after making reasonable inquiry, to obtain the appointing Party’s signature on any such documents and instruments.  Each Party (and its Affiliates) shall perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party or its Affiliate.  Each assigning Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article at no charge.

(c)           Invention Disclosure.  Without modifying or limiting the ownership and rights as provided for in Section 6.1(a), each Party shall, prior to any public disclosure or filing of a patent application, disclose to the other Party any Xencor Pre-Sublicensing Product Invention, Xencor Product Invention, MorphoSys Core Improvement Invention, MorphoSys Product Invention, or Joint Collaboration Product Invention, as applicable, and allow reasonably sufficient time (at least […***…] from the date of receipt by the other party) for comment and review by the other Party as to whether such other Party would recommend for a Patent to be filed (but only by the Party or Parties who is or are entitled to do so in accordance with Section 6.2).  Any public disclosure may be delayed by either Party’s written request for a period not to exceed […***…] if it contains disclosure on which the other party desires to file a patent.  Without modifying or limiting the ownership and rights as provided for in Section 6.1(a), each Party and/or its respective licensee shall disclose Post-Partnering Patents and Post-Sublicensing Patents to the other Party promptly after the filing of such patent application.

6.2                         Prosecution of Patents.

(a)           Licensed Core/Fc Platform Patents and MorphoSys Core Improvement Invention Patents.  Xencor shall have the sole right in its sole discretion to perform the filing, prosecution and maintenance of the Licensed Core/Fc Platform Patents and MorphoSys Core Improvement Invention Patents on a worldwide basis.  With respect to the prosecution and maintenance costs for Licensed Core/Fc Platform Patents and MorphoSys Core Improvement Patents, Xencor shall be responsible for […***…] ([…***…]%) of such costs.

(b)        Xencor Pre-Sublicensing Product Invention Patents and Xencor Product Invention Patents.  Xencor shall be responsible to perform the filing, prosecution and maintenance of Xencor Pre-Sublicensing Product Invention Patents and Xencor Product Invention Patents on a worldwide basis (meaning in those countries of the world where it is consistent with the application of Commercially Reasonable Efforts (but not greater efforts) to file, prosecute and maintain them).  Regarding Xencor Pre-Sublicensing Product Invention Patents and Xencor Product Invention Patents, both which relate solely to Licensed Products, MorphoSys shall be responsible for all of the respective prosecution and maintenance costs. Xencor shall be responsible for all of the prosecution and maintenance costs of any Xencor Pre-Sublicensing Product Invention Patents and Xencor Product Invention Patents that do not relate solely to Licensed Products.

(c)           Joint Collaboration Product Invention Patents. MorphoSys shall be responsible to perform the filing, prosecution and maintenance and be responsible for all of the prosecution and maintenance costs of Joint Collaboration Product Invention Patents on a worldwide basis (meaning in those countries of the world where it is consistent with the application of Commercially Reasonable Efforts (but not greater efforts) to file, prosecute and maintain them).

(d)           MorphoSys Product Invention Patents.  MorphoSys shall be responsible to perform the filing, prosecution and maintenance and be responsible for all of the prosecution and maintenance costs of MorphoSys Product Invention Patents (meaning in those countries of the world where it is consistent with the application of Commercially Reasonable Efforts (but not greater efforts) to file, prosecute and maintain them).

(e)           Licensed Candidate-Specific Patents. As to Licensed Candidate-Specific Patents, where possible, Xencor shall file at least one (1) patent application for a Licensed Candidate-Specific Patent with the patent offices of the U.S., Japan, and the EPO, and in further countries if desired by MorphoSys; within […***…] of the Effective Date, in an effort to obtain an issued Patent that Covers Licensed Antibody but does not Cover […***…]. Upon such filing by Xencor and/or upon any further filing of a patent application for a Licensed Candidate-Specific Patent by Xencor, MorphoSys shall be solely responsible, in its own discretion, to perform the prosecution and maintenance of Licensed Candidate-Specific Patents on a worldwide basis (meaning in those countries of the world where it is consistent with the application of Commercially Reasonable Efforts (but not greater efforts) to file, prosecute and maintain them) and shall be responsible for all of the prosecution and maintenance costs. MorphoSys shall not knowingly take any position during prosecution that would limit the scope or validity of the specific Licensed Broader Anti-CD19 Patent, which is the parent to the respective Licensed Candidate-Specific Patent, unless Xencor approves of such position or has already taken such position in prosecution.

(f)            Licensed Broader Anti-CD19 Patents.   Xencor shall have the sole right in its sole discretion to perform the filing, prosecution and maintenance of the Licensed Broader Anti-CD19 Patents worldwide. With respect to the prosecution and maintenance costs, the Parties […***…]

[…***…].  MorphoSys shall have the right to opt out and no longer contribute towards the cost of prosecution and maintenance of individual Broader Anti-CD19 Patents, in such case, the individual Patent will fall outside of the Licensed Patents, the Post-Sublicensing Licensed Patents, and the License provided for in Section 4.1, notwithstanding anything else express or implied in this Agreement.  In order to opt out under the foregoing sentence, MorphoSys will provide Xencor with written notice […***…] prior to Xencor incurring a cost in the individual Patent.

(g)                                 Review and Comment.  MorphoSys shall have the right to review and comment before each act of Xencor’s filing and/or prosecution of Licensed Candidate-Specific Patents, Licensed Broader Anti-CD19 Patents and Xencor Pre-Sublicensing Product Invention Patents. Xencor shall have the right to review and comment before each act of MorphoSys’s prosecution of Joint Collaboration Product Invention Patents and MorphoSys Product Invention Patents.  For each of the foregoing, each Party shall provide the other Party with a copy of each substantive communication received from any patent authority within a reasonable time (ideally, within […***…] of the respective mailing date); and a copy of each proposed submission to a patent authority in the MorphoSys Territory regarding such Patent reasonably in advance of making such filing (normally […***…] in advance but sometimes less under exigent circumstances).  Furthermore, with respect to the preparation, filing, prosecution and maintenance of each such Patents each Party agrees to the following: (i) keep the other Party reasonably informed with respect to such activities; (ii) consult with the other Party regarding such matters, including the final abandonment of any such Patent claims; and (iii) reasonably consider the other Party’s comments.

(h)                                 Abandonment.  With regard to Licensed-Candidate Specific Patents and/or Joint Collaboration Product Invention Patents, if MorphoSys determines to abandon or not maintain any such Patent then MorphoSys shall provide Xencor written notice of such determination at least […***…] prior to the expiration of any deadline, which if not met would lead to abandonment of rights (or such other period of time reasonably necessary to allow Xencor to assume such responsibilities).  In that case, Xencor shall confer with MorphoSys and consider in good faith its reasons for abandoning any such patent.  Xencor shall have the right, at its option, to control the filing, prosecution and maintenance of any such Licensed-Candidate Specific Patents and/or Joint Collaboration Product Invention Patents at its own expense, without affecting any of the other financial terms set forth in this Agreement.

With respect to Licensed Broader Anti-CD19 Patents and Xencor Pre-Sublicensing Product Invention Patents, but specifically excluding any and all Licensed Core/Fc Platform Patents, if Xencor determines to abandon or not maintain any such Patent in the MorphoSys Territory, then Xencor shall provide MorphoSys written notice of such determination at least […***…] prior to the expiration of any deadline, which if not met would lead to abandonment of rights (or such other period of time reasonably necessary to allow MorphoSys to assume such responsibilities).  In that case, MorphoSys shall confer with Xencor and consider in good faith its reasons for abandoning any such patent.  Subject to Xencor’s consent, MorphoSys shall have the right, at its option, to control the filing, prosecution and maintenance of any such Licensed Candidate-Specific Patent, Licensed Broader Anti-CD19 Patent and/or Xencor Pre-Sublicensing Product Invention Patent at its own expense, without affecting any of the other financial terms set forth in this Agreement.

(i)                                    In-Licensed Patents.  If there are at any time any Licensed Patents and/or Post-Sublicensing Licensed Patents that are in-licensed by Xencor instead of owned by Xencor (or any Xencor Affiliate), then Section 6.2(a) (as applicable) shall apply to the prosecution of such Licensed Patents and/or Post-Sublicensing Licensed Patents in the same way as if they were Licensed Patents and/or Post-Sublicensing Licensed Patents owned by Xencor, to the full extent Xencor has prosecution rights under the agreement by which Xencor (or the Xencor Affiliate) received its license rights to such Patents, and to the full extent permitted by such agreement.

j)                                        Certain Proceedings.  For the purposes of this Section 6.2, “prosecution” shall include communications with patent offices, and defending the applicable Patents in proceedings such as oppositions, reexaminations, interferences, nullifications or other administrative actions in which a Third Party contests the inventorship, validity, title or enforceability of a Patent.

6.3                                                                            Patent Term Extensions.  Licensed Core/Fc Platform Patents are not available for extension.  Prior to Market Approval or its equivalent, the Parties shall discuss and try to reach mutual agreement for which of the other Patents the Parties shall apply to extend the patent term with respect to Licensed Products, pursuant to patent term extension laws or regulations or Supplemental Protection Certificate laws and regulations in the MorphoSys Territory.  If the Parties are not able to reach mutual agreement, then MorphoSys shall be entitled to make the decision.

6.4                                                                            Non-Patent Regulatory Exclusivity.  As between the Parties, MorphoSys shall have the exclusive right to apply for regulatory exclusivity for Licensed Products in the MorphoSys Territory for the Field.

6.5                                                                            Infringement of Patents by Third Parties.

(a)                                 Notification.  Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Licensed Patent and/or Post-Sublicensing Licensed Patent is being or has been infringed or misappropriated in any Territory by a Third Party by Licensed Product activities within the scope of the license to MorphoSys in Section 4.1 (such infringement includes any potential generic version of a Licensed Product, where the infringement  arises under the Hatch-Waxman Act or Biologics Price Competition and Innovation Act or foreign equivalent, “Competitive Infringement”).

(b)                                 Competitive Infringement of Candidate-Specific Patents.

(i)                                    First Right.  MorphoSys shall have the first right, but not the obligation, to enforce any Licensed Candidate-Specific Patent or Joint Collaboration Product Invention Patent with respect to all past, present and future during the Term activities or conduct of a Third Party in the Field and the MorphoSys Territory that involve Licensed Products in the MorphoSys Territory within the scope of the license to MorphoSys of Section 4.1 (“Candidate-Specific Patent Competitive Infringement”).  The consent of Xencor is not required for MorphoSys to bring such an enforcement action.  MorphoSys shall reasonably consider Xencor’s comments, if any, on any such enforcement activities, but for the avoidance of doubt, MorphoSys shall control the litigation in all respects and shall make all decisions in its own discretion, subject only to the provisions regarding settlement provided below in Section 6.5(f).  Except as provided in Section 6.5(g), MorphoSys shall bear all costs and expenses for enforcement under this Section 6.5(b)(i) (including the costs of Xencor’s cooperation as required under subsection (e)).

(ii)                                Back-up Right for Candidate-Specific Patent Competitive Infringement in the MorphoSys Territory.  If MorphoSys does not bring action that it is permitted to bring under Section 6.5(b)(i) to prevent or abate Candidate-Specific Patent Competitive Infringement within […***…] (or initiate the exchange of patent lists within […***…] of receiving notice of a Biosimilar application within the framework of the Biologics Price Competition and Innovation Act or any foreign equivalent) after notification thereof to or by MorphoSys pursuant to Section 6.5(a), then Xencor shall have the right, but not the obligation, to bring, at its own expense, an appropriate action in the MorphoSys Territory against any person or entity engaged in such Candidate-Specific Patent Competitive Infringement directly or contributorily;  provided, however, Xencor shall not initiate legal action without first conferring with MorphoSys and considering in good faith MorphoSys’ reasons for not bringing any such action.  The consent of MorphoSys is not required for Xencor to bring such an enforcement action and Xencor shall control the litigation in all respects and shall make all decisions in its own discretion, subject only to the provisions regarding settlement provided below in Section 6.5(f).

(c)                                  Competitive Infringement of Shared Patents.

(i)                                    With respect to any Infringement of any Licensed Broader Anti-CD19 Patents, Xencor Pre-Sublicensing Product Invention Patents or Xencor Product Invention Patents by Licensed Product activities within the scope of the license to MorphoSys in Section 4.1 (“Shared Patent Competitive Infringement”), Xencor shall have the first right, but not the obligation, to enforce the Licensed Broader Anti-CD19 Patents, Xencor Pre-Sublicensing Product Invention Patents or Xencor Product Invention Patents anywhere in the world.  Xencor shall bear all related expenses and all related recoveries shall be divided as provided in Section 6.5(h).  Xencor shall keep MorphoSys reasonably informed of Xencor’s activities related to prevention or abatement of Shared Patent Competitive Infringement and will consider MorphoSys’ comments on any such activities.  If Xencor brings suit against a Third Party to enforce the Licensed Broader Anti-CD19 Patents, Xencor Pre-Sublicensing Product Invention Patents or Xencor Product Invention Patents against Shared Patent Competitive Infringement, MorphoSys shall have the right, at Xencor’s consent, to join the proceedings as a plaintiff and MorphoSys will share in the costs depending on the extent of MorphoSys’ participation.

(ii)                                If Xencor does not bring action to prevent or abate Shared Patent Competitive Infringement within […***…] (or initiate the exchange of patent lists within […***…] days of receiving notice of a Biosimilar application within the framework of the Biologics Price Competition and Innovation Act or any foreign equivalent), after notification thereof to or by Xencor pursuant to Section 6.5(a), then MorphoSys shall have the right, but not the obligation, to bring, at its own expense, an appropriate action in the MorphoSys Territory against any person or entity engaged in such Shared Patent Competitive Infringement directly or contributorily and retain all related recoveries;  provided, however, MorphoSys shall not initiate legal action without first conferring with Xencor and considering in good faith Xencor’s reasons for not bringing any such action.

(d)                                 Other Infringement.

(i)                                    General.  With respect to any infringement of any Licensed Core/Fc Platform Patents, Xencor shall have the exclusive right (but not the obligation) to prevent or abate such Infringement, and as between the Parties shall bear all related expenses and retain all related recoveries.

(ii)                                Xencor Core Technology Patents.  To avoid doubt and notwithstanding anything express or implied in this Agreement, Xencor retains all enforcement rights with respect to Licensed Core/Fc Platform Patents, subject to the following.  If MorphoSys becomes aware of any Competitive Infringement with respect to Licensed Core/Fc Platform Patents, and Xencor has not yet initiated an infringement action to assert a Licensed Core/Fc Platform Patent against the other Party practicing Competitive Infringement, MorphoSys may request in writing to Xencor the right to enforce.  Xencor shall respond in writing within […***…] which of the following Xencor elects in its sole discretion: (a) Xencor will initiate an action to enforce the Licensed Core/Fc Platform Patent within an additional […***…]; (b) Xencor will authorize MorphoSys to do so, or (c) Xencor grants MorphoSys a royalty accommodation in the country, in which the Licensed Core/Fc Platform is not being enforced against Competitive Infringement equal to […***…] as set forth in Section 5.4 if (i) the other Party practicing Competitive Infringement achieves […***…] (based upon […***…]); and (ii) no other Licensed Patent and/or Post-Sublicensing Licensed Patent could be enforced against the other Party practicing Competitive Infringement.  Xencor may elect between (a), (b) and (c) in its sole discretion, and Xencor’s election shall be binding on both Parties.  If Xencor elects (b), then MorphoSys shall not knowingly take any position in the suit that would make any admission as to the unenforceability or invalidity of any Licensed Core/Fc Patent, unless Xencor approves of such position or has already taken such position in litigation. In the event that Xencor elects (a), then Xencor shall retain its own counsel at its own expense.

(iii)                       Infringement of MorphoSys Pre-Sublicensing and Post-Sublicensing Patents by Activities with respect to […***…] Program Antibodies by Third Parties.  Xencor shall not have any right to enforce the Post-Sublicensing Patents.  As to the MorphoSys Pre-Sublicensing Patents, MorphoSys shall have the right to enforce them against Third Party research, development, manufacture, use, sale, offer for sale, importation or exportation of […***…] Program Antibodies (retaining all recoveries); provided, however, before doing so MorphoSys shall discuss with Xencor in good faith any concerns Xencor may have with respect to such enforcement for a period of not less than […***…].  Xencor shall only have the right to enforce MorphoSys Pre-Sublicensing Patents against Third Party research, development, manufacture, use, sale, offer for sale, importation or exportation of  […***…] Program Antibodies (retaining all recoveries) if MorphoSys grants its withholdable consent for Xencor to do so.  Xencor may request such consent and will meet and confer with MorphoSys as to the proposed enforcement.  If Xencor elects to enforce, and MorphoSys consents, then MorphoSys shall cooperate by being joined in name as a party plaintiff (at Xencor’s expense on a pass-through basis) and Xencor shall not knowingly take any position in the suit that would make any admission as to the unenforceability or invalidity of any MorphoSys Pre-Sublicensing Patent, unless MorphoSys approves of such position or has already taken such position in litigation.

(e)                                                                                  Participation of the Other Party with Respect to Infringement Suits.  If a Party brings an action against infringement under this Section 6.5, the Party bringing the action shall maintain control of the action and the other Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and such Party shall cooperate fully with the Party bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action (all at the expense on a pass-through basis of the prosecuting Party, including payment or reimbursement of reasonable attorneys fees of the Party being joined).  Costs related to cooperation with the Party bringing the action will be reimbursed on an ongoing basis.  Costs of the cooperating party that go beyond what is needed to reasonably cooperate will be reimbursed out of any recovery.

(f)                                           Settlement.

(i)                                    Xencor shall not settle a claim brought under Section 6.5(b) or Section 6.5(c) involving Licensed Patents in a manner that would reduce MorphoSys’s market share of Licensed Products for use in the Field in the MorphoSys Territory, or would grant a conflicting license inside the scope of any exclusive license to MorphoSys under a Patent that is exclusively licensed to MorphoSys, in each case without the prior written consent of MorphoSys (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)                                Xencor shall not settle a claim brought under Section 6.5(b) or Section 6.5(c) involving Post-Sublicensing Licensed Patents in a manner that would prevent MorphoSys from selling Licensed Products for use in the Field in the MorphoSys Territory, or would grant a conflicting license under Post-Sublicensing Licensed Patents inside the scope of the non-exclusive license to MorphoSys (a conflicting license meaning a license that would be to the exclusion of MorphoSys, its Affiliates and/or Sublicensees), in each case without the prior written consent of MorphoSys (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)                            MorphoSys shall not settle a claim brought under this Section 6.5 involving Licensed Patents and/or Post-Sublicensing Licensed Patents that would limit, restrict or impair Xencor’s rights under this Agreement, in each case without the prior written consent of Xencor (which consent shall not be unreasonably withheld, conditioned or delayed), or make any admission as to invalidity or unenforceability of any Licensed Patent and/or Post-Sublicensing Licensed Patent without the consent of Xencor.

(g)                         Allocation of Proceeds.  If monetary damages are recovered from any Third Party in an action brought by a Party under Section 6.5(b), (c), or (d), such recovery shall be allocated first to the reimbursement of any costs and expenses incurred by the Party controlling such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)), not previously reimbursed, and then the costs and expenses of the non-controlling Party (including, for this purpose, a reasonable allocation of expenses of internal counsel or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)), and any remaining amounts shall be split as follows:

(i)                                    If the action was brought solely under Section 6.5(b), then:

(1)                                 the portion of any such remaining amounts that represents recovery for Competitive Infringement (“Remaining Competitive Recovery”) on any action brought under Section 6.5(b)(i), (a) to the extent not representing treble or punitive damages shall be allocated to Xencor in an amount equal to the royalty that would have been payable to Xencor under Article 5 if MorphoSys had made Net Sales equivalent to the actual sales that underlie the Remaining Competitive Recovery, with the remaining portion of the Remaining Competitive Recovery under this subsection (1) that does not represent treble or punitive damages being allocated to MorphoSys; and (b) to the extent representing treble or punitive damages shall be allocated […***…] ([…***…]%) to Xencor and […***…] ([…***…]%) to MorphoSys ; and

(2)                                 the Remaining Competitive Recovery on any action brought under Section 6.5(b)(ii), (a) to the extent not representing treble or punitive damages shall be allocated to Xencor in an amount equal to double the royalty that would have been payable to Xencor under Article 5 if MorphoSys had made Net Sales equivalent to the actual sales that underlie the Remaining Competitive Recovery, with the remainder of the Remaining Competitive Recovery under this subsection (2) that does not represent treble or punitive damages being solely allocated to MorphoSys; and (b) to the extent representing treble or punitive damages shall be allocated […***…] ([…***…]%) to MorphoSys and […***…] ([…***…]%) to Xencor.

(ii)                                If the action was brought solely under Section 6.5(c) or (d) or jointly under Sections 6.5 (b) and (c) and/or (d), then any recovery on Infringement other than Competitive Infringement shall be deducted and the remainder (a) to the extent not representing treble or punitive damages shall be allocated to Xencor in an amount equal to the royalty that would have been payable to Xencor under Article 5 if MorphoSys had made Net Sales equivalent to the actual sales that underlie the Remaining Competitive Recovery, with the remaining portion of the Remaining Competitive Recovery under this subsection (ii) that does not represent treble or punitive damages being allocated to MorphoSys; and (b) to the extent representing treble or punitive damages shall be allocated […***…] ([…***…]%) to Xencor and […***…] ([…***…]%) to MorphoSys.

(h)                                 Affiliates/Sublicensees/Other Licensees.  MorphoSys may grant to its Affiliates or Sublicensees its rights to prosecute and/or enforce Licensed Patents and/or Post-Sublicensing Licensed Patents as set forth in this Section 6.5, and Xencor may do the same for its Affiliates and Other Licensees.

(i)                                    Non-exclusively Licensed Patents.  For the Post-Sublicensing Licensed Patents, the license grants to MorphoSys with respect to which are non-exclusive, notwithstanding anything express or implied in this Agreement, MorphoSys has no right to enforce the Post-Sublicensing Licensed Patents.

6.6                               Infringement of Third-Party Rights.  If any Licensed Product manufactured, used or sold by either Party, its Affiliates, Sublicensees or Other Licensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of Licensed Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant, subject to the indemnification provisions of Article 9.  Neither Party shall enter into any settlement of any claim described in this Section 6.6 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other Party’s request and expense.

6.7                                                                            Patent Oppositions and Other Proceedings.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party that covers or may cover the manufacture, use for the Field or sale of any Licensed Product, such Party shall so notify the other Party.

6.8                                                        Patent Challenges.  If MorphoSys or its Affiliate or Sublicensee challenges in a court or before a patent office the validity, enforceability or scope of any Licensed Patents existent as of the Effective Date, and within […***…] days after written notice from Xencor calling MorphoSys’s attention to this the challenge is not irrevocable withdrawn, then […***…], and Xencor may terminate this Agreement and any license granted hereunder immediately. Notwithstanding the foregoing, MorphoSys or its Affiliate shall be permitted to take any action reasonably required in order to comply with any applicable law, regulation or court order in any proceeding that is not initiated directly or indirectly by MorphoSys or its Affiliate, whether or not such proceeding relates to any challenge or dispute concerning the validity of the Licensed Patents in a patent office proceeding or court of law.

6.9                                                        Trademarks.  As between the Parties, the trademarks on Licensed Products sold by MorphoSys (and its Affiliates and Sublicensees) in the MorphoSys Territory shall be owned or controlled by MorphoSys (or its Affiliates or Sublicensees). Neither Party grants to the other any license under trademarks owned or controlled by such Party except as expressly provided for in this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1                                                        Treatment of Confidential Information. The Parties agree that during the Term, and for a period of […***…] after the Term expires in the last country in which it expires or is terminated, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own confidential, proprietary information (but at a minimum each Party shall use Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2                                                        Authorized Disclosure. Notwithstanding Section 7.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 filing for, prosecuting or maintaining Patents owned by such Party;

(b)                                 regulatory filings for which such Party is responsible under this Agreement;

(c)                                  complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities, provided that if the receiving Party is required by law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise) and the public filing of this Agreement shall be handled as provided in Section 7.5;

(d)                                 prosecuting or defending litigation of this Agreement or defending any litigation, but subject to the same provisions as in (c);

(e)                                  to (i) its Affiliates, to its legal and financial advisors, to its consultants,  merger partners and acquirors (and their counsel in connection with diligence) and — other than […***…] Confidential Information — to prospective and actual Sublicensee(s)  and (ii) others (but not Other Licensees) in order to (and solely to the extent required to) exercise such Party’s rights or fulfill its obligations under this Agreement (including commercialization and/or granting a Sublicense to Licensed Patents and/or Post-Sublicensing Licensed Patents, Licensed Know-How or Licensed Products) on a need to know basis, each of whom in (i) and (ii) prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7 and that are of reasonable duration in view of the circumstances of the disclosure. MorphoSys may request to Xencor and Xencor shall grant and perform disclosure of all Xencor Confidential Information relating to […***…] that was made available to MorphoSys before entering into this Agreement to any potential Sublicensee under appropriate CDA; and

(f)                                   to the extent mutually agreed to in writing by the Parties.

7.3                                                        Termination of Prior CDA. This Agreement supersedes the Prior CDA.  All information exchanged between the Parties under or otherwise subject to the Prior CDA shall be deemed Confidential Information (in accordance with and to the extent set forth in the definition of such term in Article 1), and shall be subject to the terms of this Article 7. For clarity, all Confidential Information exchanged between the Parties as of the Effective Date of this Agreement shall be Confidential Information as defined in this Agreement.

7.4                                                        Publicity.  The Parties have agreed to the joint press release set forth in Exhibit G (in English; MorphoSys shall additionally be entitled after the English version is released or simultaneously a direct translation into German of such English version) for the initial public announcement of the execution of this Agreement.  Any other publication, news release or other public announcement regarding the execution or terms of this Agreement, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld, conditioned or delayed.  Both Parties agree that as part of their corporate communications policy and standard practice, Xencor and/or MorphoSys may need to announce the achievement of payment-bearing milestones under this Agreement, and shall  be permitted to do so, if the respective other Party agrees in advance, which approval shall not be unreasonably withheld, conditioned or delayed, and the Parties will work together as needed to find — in good faith — acceptable wording as needed to the extent such announcement does not state the actual amount of any payment. In addition, and subject to the requirements of applicable securities and other laws governing such disclosures, each Party shall use good faith efforts to notify the other Party in advance of any significant public announcement regarding Licensed Products’ performance and achievements under this Agreement.  In case of any disclosure that is required by law as reasonably advised by the disclosing Party’s counsel, such Party will provide the other Party with prompt notice of the required disclosure, such other Party shall not be entitled to withhold consent, but the Parties shall work together in good faith to find a mutually acceptable manner in which to make the disclosure.  Permission to repeat information that has already been publicly disclosed shall not be required.

7.5                                                        Terms of Agreement.  The terms of this Agreement shall be treated as Confidential Information of both Parties.  Such terms may be disclosed by a Party to individuals or entities covered by Section 7.2(e)(i) (but not Section 7.2(e)(ii)) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7.  The terms of this Agreement other than the financial terms and any attached development plans may be disclosed by Xencor to prospective Other Licensees, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7.  Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made to actual or potential bankers, lenders and investors of the disclosing Party, who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7.  In addition, if at any time a Party is legally required to file a copy of this Agreement with the Securities and Exchange Commission (or its counterpart in any country other than the U.S.) in connection with any public offering of such Party’s securities or regular reporting obligations as a public company (if and when such Party becomes public), such Party shall attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with applicable laws and regulations and SEC (or counterpart) practice.  To that end, the filing Party shall, at least […***…] in advance of any such filing, provide the other Party with a draft set of redactions to the Agreement for which confidential treatment will be sought, and incorporate such other Party’s comments as to additional terms it would like to see redacted, and seek confidential treatment for such additional terms (except only in the limited circumstances where confidential treatment is manifestly unavailable), to the extent such comments are provided at […***…] in advance of the anticipated filing date.

7.6                                                        Publications. The Parties agree to provide the other Party the opportunity to review any proposed abstracts, manuscripts or scientific presentations (including verbal presentations) which relate to (a) its activities performed pursuant to this Agreement and/or (b) any Licensed Antibody and/or Licensed Product or either of their respective development, reasonably in advance to the publishing Party’s intended submission for publication or presentation and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to (i) secure patent protection for any material in such publication which the other Party believes to be patentable and/or (ii) to ascertain whether its Confidential Information would be disclosed by the publication. Such other Party shall then provide its comments, if any, within […***…] of receiving the manuscript or publication from the publishing Party. If patentable data and/or information is disclosed in the manuscript or publication, the other Party shall promptly request to the publishing Party and the publishing Party shall grant the other Party to withhold such manuscript or publication for up to […***…] after receiving the manuscript or other publication to allow the other Party to file the respective Patent application. If Confidential Information is disclosed in the manuscript or publication, the publishing Party shall promptly remove such Confidential Information and shall ensure that the manuscript or publication is published without such Confidential Information. For clarity, nothing contained in this Section 7.6 shall prohibit the inclusion of information necessary for a patent application, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application and to request deletion of its Confidential Information (subject to Section 7.2(a)).  Notwithstanding the foregoing, Xencor shall not publish or first present in a public forum the scientific or technical results of any activities performed pursuant to this Agreement or any Confidential Information relating to Licensed Antibody and/or Licensed Product, including Collaboration Confidential Information and Xencor Pre-Clinical Confidential Information, without the prior written approval by MorphoSys, whereby such approval shall not be unreasonably withheld by MorphoSys with respect to Xencor Pre-Clinical Confidential Information. MorphoSys may publish and/or present Xencor Pre-Clinical Confidential Information without Xencor’s prior approval, provided, however, that (A) Xencor shall be given the opportunity to secure patent protection according to this Section, and (B) Xencor and/or the respective employees are appropriately acknowledged in such publication (including authorship of such employees in accordance with prevailing norms).

7.7                                                        Due Diligence Data.        All data provided by Xencor in the dataroom before the Effective Date for the purpose of MorphoSys performing due diligence (“Due Diligence Data”) shall be Xencor Confidential Information. Xencor shall store such data on a CD and send it to an independent third party reasonably acceptable to MorphoSys and Xencor (the “Data Escrow Agent”) promptly after a three-way-storage agreement between the Parties and the Data Escrow Agent has been executed. Such three-way-storage agreement shall be negotiated in good faith promptly after the Effective Date and shall contain provisions describing the events whereupon the Data Escrow Agent shall release such reference material to either MorphoSys, Xencor or an independent Third Party (including for verifying compliance with the warranties under Article 8). MorphoSys shall bear the costs associated with the storage of such reference material at the Data Escrow Agent’s facilities. Furthermore, Xencor shall provide to MorphoSys a CD containing all Due Diligence Data, excluding, however, any data solely relating to […***…]

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1                                                        General Representations and Warranties.  Each Party represents, warrants and covenants to the other that:

(a)                                 The representing and warranting Party is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)                                 The representing and warranting Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has and have been duly authorized to do so by all requisite corporate action.

(c)                                  This Agreement is legally binding upon it and enforceable in accordance with the Agreement’s terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)                                 The representing and warranting Party has not granted, and shall not grant during the Term of the Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder.  It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

8.2                                                        Xencor’s Warranties.  Xencor represents and warrants that:

(a)                                 As of the Effective Date, the Listed Xencor Patents and Licensed Know-How are owned solely and exclusively by Xencor, free and clear of any liens, charges, and encumbrances or licenses in the Field, and following the Effective Date, it will take no action that results in any of the Listed Xencor Patents being (i) owned in whole or in part by any entity other than Xencor or its permitted successors and assigns other than in a manner that such Patents remain subject to the licenses and rights set forth in this Agreement, or (ii) encumbered by liens, charges, encumbrances or other licenses in each case with respect to Licensed Antibodies and/or Licensed Products in the Field.

(b)                                 As of the Effective Date, the Listed Xencor Patents include all Patents owned or Controlled by Xencor anywhere in the world that may be extended into the MorphoSys Territory, that Cover Licensed Antibodies and/or Licensed Products.

(c)                          Neither Xencor nor its Affiliates has received from any Third Party any written notice stating any claim that any Patent or trade secret right owned or controlled by such Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of XmAb5574 or the Licensed Product that is the subject of the Ongoing Phase 1 Trial as contemplated by this Agreement.  To the best of knowledge of the officers of Xencor the disclosures that Xencor made to MorphoSys in the course of intellectual property due diligence were true and accurate in all material respects and to the best of knowledge of such officers Xencor did not neglect to make further disclosures of information (including as to freedom to operate for XmAb5574 and the Licensed Product in development as of the Effective Date) within the knowledge of such officers necessary to make the disclosures by Xencor in intellectual property due diligence not misleading.

(d)                                 As of the Effective Date, neither Xencor nor its Affiliates has received any formal written or oral notice of any offer to license any Patent purporting to Cover a Licensed Product, formal written notice of (i) an interference in the United States Patent and Trademark Office involving a Licensed Patent, (ii) any claim of inventorship or co-inventorship of any Licensed Patent(s) by any individual who is not currently listed as an inventor on such Licensed Patent(s), or (iii) any other adverse action by any Third Party in any patent office or court anywhere in the world relating to a Licensed Patent;

(e)                                  As of the Effective Date, neither Xencor nor its Affiliates has granted, expressly or otherwise, any assignment, license or other extension of right, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Licensed Patents or the Licensed Know-How with respect to Licensed Antibody and/or Licensed Products in the Field, which license remains in effect.

(f)                                   After the Effective Date but prior to the expiration or termination of this Agreement, neither Xencor nor its Affiliates will grant, expressly or otherwise, any assignment, license or other extension of right, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Licensed Patents and/or Post-Sublicensing Licensed Patents or the Licensed Know-How with respect to Licensed Antibody and/or Licensed Products in the Field.

(g)                                 The data with respect to XmAb5574, and the data with respect to […***…] antibody-dependent cytotoxicity and B-cell-depleting properties (including any data of Xencor’s with respect thereto in in vivo tumor models), that Xencor has disclosed to MorphoSys in writing prior to the Effective Date is to Xencor’s best knowledge true, accurate and complete in all material respects as of the Effective Date and to the best of knowledge of Xencor’s officers there are no data generated by or for Xencor but not disclosed that would conflict with such data disclosed by Xencor to MorphoSys in writing.

(h)                                 As of the Effective Date, to the knowledge of its officers, Xencor and/or its Affiliates have not made available any Licensed Antibody and/or Licensed Product to any Third Party other than those disclosed to MorphoSys in writing prior to the Effective Date (including disclosure via inclusion of an applicable agreement covering materials transfer in the data room to which MorphoSys was provided access for due diligence purposes).

8.3                                                        MorphoSys Warranties.  MorphoSys represents and warrants that:

(a)                                 As of the Effective Date, MorphoSys intends to conduct significant additional clinical development of Licensed Product prior to sublicensing.

(b)                                 As of the Effective Date, MorphoSys intends to complete […***…].

(c)                                  As of the Effective Date, MorphoSys (i) has not initiated any discussion with any Third Party for […***…] and (ii) intends to […***…] not earlier than […***…] after the Effective Date.

(d)                                 MorphoSys and its Affiliates are not party to any contract as of the Effective Date that would automatically or by request of the counterparty result […***…] with respect to Licensed Antibody or Licensed Product.

(e)                                  As of the Effective Date and to the best of the knowledge of its officers, MorphoSys and its Affiliates do not own or Control any anti-CD19 Antibody  identified and documented as such, except as (i) under any existing (as of the Effective Date) HuCAL agreement between MorphoSys and/or its Affiliate(s) and a third party, and (ii) relating to any non-therapeutic, non-prophylactic activity of MorphoSys and/or its Affiliate(s).

(f)                                   As of the Effective Date, MorphoSys and its Affiliates […***…], except as (i) under any existing (as of the Effective Date) HuCAL agreement between MorphoSys and/or its Affiliate(s) and a third party, and (ii)  relating to any non-therapeutic, non-prophylactic activity of MorphoSys and/or its Affiliate(s).

8.4                                                         Warranty and Covenant of No Debarment.  Each of MorphoSys and Xencor represents, warrants and covenants that in the course of the development of Licensed Products, the representing, warranting and covenanting Party, to the best of such Party’s knowledge, has not prior to the Effective Date used, and shall not during the Term use, any employee or consultant who has been debarred by the FDA or Regulatory Authorities, or, to the best of such Party’s knowledge, who was or is the subject of debarment proceedings by the FDA or Regulatory Authorities.

8.5                                                         Disclaimer Concerning Technology.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DOES NOT WARRANT (I) THE SUCCESS OF ACTIVITIES PERFORMED PURSUANT TO THIS AGREEMENT OR (II) THE SAFETY, EFFICACY OR USEFULNESS FOR ANY PURPOSE OF THE PATENTS OR KNOW-HOW IT PROVIDES

UNDER THIS AGREEMENT OR THE SUBJECT MATTER OF THEM.  XENCOR PROVIDES LICENSED ANTIBODY UNDER THIS AGREEMENT “AS IS” AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

ARTICLE 9

INDEMNIFICATION

9.1                               Indemnification by MorphoSys.  MorphoSys shall indemnify, hold harmless and defend Xencor, Xencor’s Affiliates, Xencor’s and its Affiliates’ Other Licensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively the “Xencor Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third-Party Claim”) against any Xencor Indemnitees(s) to the extent that such Third-Party Claim arises out of (i) the breach of any representation, warranty or covenant by MorphoSys in Article 8; (ii) the gross negligence or willful misconduct of any MorphoSys Indemnitee (defined in Section 9.2); or (iii) the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Antibody or Licensed Products by or for the MorphoSys Indemnitees (as defined below) (including, to avoid doubt, any and all Patent infringement liability not arising from a breach of a Xencor representation and warranty in Article 8);  provided that (a) the Xencor Indemnitees comply with the procedure set forth in Section 9.3; and (b) such indemnity shall not apply to the extent Xencor has an indemnification obligation pursuant to Section 9.2 for such Loss.  MorphoSys shall require equivalent indemnification of the Xencor Indemnitees as in clause (iii) of the foregoing sentence from each Sublicensee as to such Sublicensee’s activities described in such clause (iii).

9.2                                                         Indemnification by Xencor.  Xencor shall indemnify, hold harmless and defend MorphoSys, MorphoSys’ Affiliates, MorphoSys’ and its Affiliates’ Sublicensee(s) and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively the “MorphoSys Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against them to the extent that such Third-Party Claim arises out of (i) the breach of any representation, warranty or covenant by Xencor in Article 8; or (ii) the gross negligence or willful misconduct of any Xencor Indemnitee;  provided that (a) the MorphoSys Indemnitees comply with the procedure set forth in Section 9.3; and (b) such indemnity shall not apply to the extent MorphoSys has an indemnification obligation pursuant to Section 9.1 for such Loss.

9.3                                                         Procedure.  To be eligible for its Xencor Indemnitees or MorphoSys Indemnitees (as applicable) to be indemnified hereunder, a Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article 9 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party, at the defending Party’s expense on a pass-through basis) or settle any such Third-Party Claim;  provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third-Party Claim or suit that has been assumed by the indemnifying Party.  If the Parties cannot agree as to the application of Sections 9.1 and 9.2 to any particular Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 9.1 and 9.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 9.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

9.4                                                        Insurance.  Each Party shall procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of such Party.  At a minimum, prior to the first Marketing Authorization in the MorphoSys Territory, MorphoSys shall be insured for […***…] U.S. dollars (US$[…***…]) to cover its obligations under this Agreement.  After the first Marketing Authorization in the MorphoSys Territory, MorphoSys shall be insured for a minimum of […***…] U.S. dollars (US$[…***…]) to cover its obligations under this Agreement.  It is understood that such insurance or self-insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9.  Each Party shall provide the other with written evidence of such insurance or self-insurance upon request.  Each Party shall provide the other with written notice at least […***…] prior to the cancellation, non renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

9.5                                                         Limitation of Liability.  NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES (INCLUDING SUBLICENSEES AND OTHER LICENSEES) SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.  Reimbursement of Losses paid to Third Parties in accordance with the provisions of Section 9.1 or 9.2 shall not be read to be defeated by this Section 9.5.

ARTICLE 10
TERM AND TERMINATION

10.1                                                  Term.  This Agreement shall become effective on the Effective Date and shall continue until the expiration of the last Royalty Term or Sublicensing Revenue sharing obligation as set forth in Article 5 or is earlier terminated pursuant to this Article 10 (the “Term”).

10.2                                                 Termination for Material Breach.

(a)                                 Notice.  If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party.  To be an effective notice under this Section 10.2(a), the written notice must (i) explicitly reference this Section 10.2, and (ii) explicitly state that if the breach is not cured, the notifying Party will have the right to terminate this Agreement.  The allegedly breaching Party shall have one hundred and twenty (120) days from receipt of such notice to cure such breach, or thirty (30) days in case of non-payment breaches. Furthermore, the allegedly breaching Party shall, in all cases, be permitted to seek resolution of the underlying dispute in accordance with Article 12 of this Agreement and shall inform the non-breaching Party promptly after receipt of the breach notice about its intent to seek dispute resolution. In such case, if determined under Article 12 by the arbitrator, the respective cure period as described above shall be stayed until the dispute has been decided in accordance with Article 12, subject to interest and penalties accruing during the dispute resolution under Article 12.

(b)                                 Failure to Cure.  Subject to Section 10.2(a), if the Party receiving notice of breach fails to cure such breach within such one hundred and twenty (120) day period  after receipt of such notice (or thirty (30) days for non-payment breaches), the Party originally delivering the notice may terminate this Agreement effective immediately upon delivery of a second written notice to the allegedly breaching Party

10.3                                                 Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party with no second notice obligation or opportunity to cure; if the other Party: (i) shall become insolvent; (ii) shall make assignment for the benefit of creditors; or (iii) shall have a petition in bankruptcy filed for or against it not dismissed within one hundred twenty (120) days.  Such termination shall be effective upon delivery of the first written notice to the other Party, unless such notice is in error.

10.4                                                 Elective Termination.  MorphoSys shall have the right, in its sole discretion, to terminate this Agreement in its entirety, by providing not less than ninety (90) days prior written notice of such termination to Xencor.

10.5                                                 Certain Effects of Expiration and Termination; Accrued Rights.

(a)                                 Upon expiration of this Agreement with respect to a particular Licensed Product in a particular country, the licenses to MorphoSys pursuant to Section 4.1, shall automatically become, with respect to such Licensed Product in such country, freely sublicensable, perpetual, irrevocable, non-exclusive, royalty-free, and fully paid as to all then-future exercise of the license.  Unless this Agreement is earlier terminated as provided in this Article 10, the licenses granted to Xencor pursuant to Section 4.4 shall survive until the expiration of this Agreement with respect to […***…] […***…] Antibodies, at which time they shall automatically convert to become perpetual, irrevocable, non-exclusive, royalty-free, and fully paid (other than any pass-through costs to MorphoSys’ un-Affiliated licensors). For clarity, the Post-Sublicensing Patents shall remain royalty-free.

(b)                                 Expiration and termination of this Agreement shall not relieve the Parties of any liability which accrued under this Agreement prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c)                                  Notwithstanding Section 13.9, upon notice of termination of this Agreement, MorphoSys’ interest in any Sublicenses granted by MorphoSys under this Agreement shall become assignable by MorphoSys to Xencor and MorphoSys’ interest in this Agreement shall become assignable by MorphoSys to any Sublicensee, provided that such Sublicensee is in good standing under the Sublicense; provided  that under no circumstance shall Xencor’s obligations be increased by operation of this Section 10.5(c).

10.6                                                 Xencor’s Rights upon Certain Terminations.  Upon termination of this Agreement by Xencor under Section 6.8 (Patent Challenge), 10.2 (Material Breach), or 10.3 (Insolvency), or by MorphoSys under Section 10.4 (At-Will), subject to Section 10.5(c) above:

(a)                                 License Termination.  The licenses granted by Xencor to MorphoSys under Article 4 shall terminate.

(b)                                 Return of Licensed Know-How. Within ninety (90) days following such termination, MorphoSys shall return to Xencor all then still existing Licensed Know-How received from Xencor.

(c)                                  Survival of Granted License. The licenses granted to Xencor pursuant to Section 4.4 shall survive and shall automatically convert to become perpetual, irrevocable, royalty-free, and fully paid.  However, any associated pass-through costs already provided for in this Agreement shall continue to be due.

(d)                                 License Grant; Patent and Know-How Assignment.  Effective upon termination as provided in the first sentence of this Section 10.6, MorphoSys hereby:

(i)                                    assigns to Xencor any and all MorphoSys Pre-Sublicensing Patents (to the extent of MorphoSys’ or its Affiliate’s interest therein) that solely Cover any of the following and any combination of the following: […***…] […***…]; for the avoidance of doubt, “solely Cover” means the Patents Cover only antibodies, products and/or pharmaceutical compositions falling within each of the defined terms, and no other antibody, product and/or pharmaceutical composition (for further avoidance of doubt, Xencor shall have the sole right to enforce the foregoing Patents to the extent assigned hereunder);

(ii)                                grants to Xencor an exclusive, royalty-free (other than any pass-through costs to MorphoSys’ un-Affiliated licensors), irrevocable (except for uncured failure to pay pass-through costs), perpetual (except for uncured failure to pay pass-through costs) license under […***…] and […***…] generated by MorphoSys or on MorphoSys’ behalf during the Pre-Sublicensing Term (and Patents (i) […***…] and (ii) […

***…]), in each of the foregoing cases that are not assigned to Xencor in accordance with Section 10.6(d)(i), to make, have made, use, sell, offer to sell and import Licensed Antibody(ies), Licensed Product(s), […***…] and/or any pharmaceutical composition containing the foregoing; but — with respect to the foregoing […***…] that are not owned by but are instead licensed to MorphoSys — such license shall only be granted to the extent permitted under MorphoSys’s agreement with the licensor of such […***…] and Xencor shall adhere to the terms of such agreement between MorphoSys and licensor.  MorphoSys shall have the sole right to enforce such Patents outside the scope of the foregoing license to Xencor.  MorphoSys shall have the first right to enforce the foregoing patents against activities within the scope of the foregoing license to Xencor.  Prior to exercising such right, MorphoSys shall discuss the matter with Xencor and reasonably consider any concerns Xencor may have.  If MorphoSys does not exercise such right to enforce within […***…] after a notice between the Parties of the infringement, then Xencor shall have the back-up right to enforce limited exclusively to enforcement against activities within the scope of the foregoing license to Xencor, for which purposes MorphoSys shall agree to be joined at Xencor’s cost on a pass-through basis if necessary for standing purposes.  Prior to initiating any such suit Xencor shall discuss the matter with MorphoSys and reasonably consider any concerns MorphoSys may have.  Recoveries on MorphoSys’s such enforcement shall go […***…]% to MorphoSys and […***…]% to Xencor; recoveries on Xencor’s such enforcement shall go […***…]% to Xencor and […***…]% to MorphoSys.  The foregoing license shall be freely sublicensable through one (1) or more tiers of sublicensees without the need to obtain consent. For the avoidance of doubt, […***…].

(iii)                            grants to Xencor a non-exclusive, royalty-free (other than any pass-through costs to MorphoSys’ un-Affiliated licensors), irrevocable (except for uncured failure to pay pass-through costs), perpetual (except for uncured failure to pay pass-through costs) license under […***…] generated by MorphoSys or on MorphoSys’ behalf during the Pre-Sublicensing Term (and Patents (i) […***…] and (ii) […***…]), in each of the foregoing cases that are not assigned to Xencor in accordance with Section 10.6(d)(i), to make, have made, use, sell, offer to sell and import any and all anti-CD19 Antibodies and/or any pharmaceutical composition containing any of the foregoing; but — with respect to the foregoing […***…] that are not owned by but are instead licensed to MorphoSys — such license shall only be granted to the extent permitted under MorphoSys’s agreement with the licensor of such […***…] and Xencor shall adhere to the terms of such agreement between MorphoSys and licensor.  The foregoing license shall be freely sublicensable through one (1) or more tiers of sublicensees without the need to obtain consent.

(e)                                  Reimbursement of development costs.   In the case of all terminations covered by this Section 10.6, but excluding termination under Section 10.3 (Insolvency), Xencor shall reimburse MorphoSys for its fully burdened, documented costs incurred between the Effective Date of this Agreement and the termination date for the development of Licensed Antibody(ies) and Licensed Products including, but not limited to clinical trial costs and FTE-based compensation accounted for at the FTE rate (“MorphoSys Development Costs”), at the following rates and according to the following payment schedule:

(i)                                    Termination prior to dosing the first patient in the first Phase 2 Trial for the Licensed Product:  […***…] reimbursement.

(ii)                                Termination after dosing the first patient in the first Phase 2 Trial but prior to dosing the first patient in the first Phase 3 Trial for the Licensed Product:  twenty […***…] reimbursement

(iii)                            Termination after dosing the first patient in the first Phase 3 Trial for the Licensed Product:  […***…] reimbursement.

Xencor shall only be required to make such reimbursement at the time when Xencor receives or generates revenue related to the development and/or commercialization of Licensed Antibody(ies) and/or Licensed Products. Xencor shall only be required to pay to MorphoSys a maximum of […***…] of each installment of such received or generated revenue at any time and/or in any period until the time at which the applicable percentage of MorphoSys Development Costs has been fully reimbursed. As an example, if MorphoSys Development Costs are […***…] dollars ($[…***…]) and the applicable percentage of reimbursement is […***…] ([…***…]%), and Xencor receives a payment of […***…] dollars ($[…***…]) from a future licensee of Licensed Antibody(ies) and/or

Licensed Products, then Xencor shall pay […***…] ($[…***…]) to MorphoSys and such payment shall count against the required reimbursement of […***…] dollars ($[…***…]).

(f)                                   Contract Transfer and/or Assignment.  To the extent requested by Xencor in writing […***…] following termination as provided in the first sentence of this Section 10.6 (and no later than […***…] following such a termination MorphoSys shall provide copies for review, but only to the extent permitted under such contracts, to enable Xencor to make such decision), and subject to cost reimbursement according to Section 10.6(j)(i) below, MorphoSys shall transfer and/or assign to Xencor all licenses, manufacturing agreements and other contracts specific to Licensed Antibody(ies) and Licensed Products (including clinical trial and manufacturing agreements with respect thereto), to the extent such licenses and other contracts are in effect as of the date of such termination and such transfer and/or assignment is permitted under the contract.

(g)                                 Trademarks. To the extent requested by Xencor in writing within […***…] following termination as provided in the first sentence of this Section 10.6, to the extent permitted by applicable law, MorphoSys shall license or otherwise transfer rights to Xencor to all trademarks Controlled by MorphoSys and used solely in connection with the commercialization of Licensed Antibody(ies) and Licensed Products in the MorphoSys Territory.

(h)                                 Regulatory.

(i)                                    Transfer.  To the full extent permitted by law MorphoSys shall take all actions reasonably necessary to transfer to Xencor all essential documentation, data, protocols and filings (including all raw clinical data, SAS datasets, trial master files, regulatory correspondence (including minutes of meetings with Regulatory Authorities), INDs, Marketing Authorization Applications, Marketing Authorizations, other regulatory filings related to any Licensed Antibody or Licensed Product that MorphoSys holds as of the time of such termination, and any other documentation or data needed in accordance with International Conference of Harmonization E6 Good Clinical Practice: Consolidated Guidance), in each case of the foregoing to the extent reasonably required to support continued clinical development.  The foregoing transfer shall be subject to cost reimbursement according to Section 10.6(j)(i) below.

(ii)                                Ongoing Trials.  If any Licensed Product clinical trial(s) are ongoing at the time of termination, which clinical trials are solely sponsored by MorphoSys, then Xencor shall notify MorphoSys in writing within […***…] after the effection date of the termination which of the following Xencor elects and MorphoSys shall comply with and carry out Xencor’s election:

(1)                                 MorphoSys shall continue such ongoing trial and/or transfer sponsorship of such ongoing Licensed Product clinical trial(s) to Xencor on a reasonable timeline. Xencor shall be responsible for (i) the costs of the continued conduct of the trial by MorphoSys and/or transfer (as applicable), which shall include that Xencor shall reimburse MorphoSys at MorphoSys’ (or its Affiliate’s) fully burdened cost, determined in accordance with GAAP , and (ii) for the costs of the trial as sponsored by Xencor (as applicable).

-OR-

(2)                                 MorphoSys shall wind down the trial and shall be fully and solely responsible for all costs associated such wind-down, and shall continue to comply with all remaining obligations and commitments made to Regulatory Authorities by MorphoSys (including if applicable, patient registries), to the extent the compliance with such obligations and commitments is required by law, at MorphoSys’s sole cost. Such costs shall be subject to reimbursement by Xencor to MorphoSys in accordance with Section 10.6 (e).

(i)                                    No Further Representations.  MorphoSys shall discontinue making any representation regarding its status as a licensee of Xencor in the MorphoSys Territory for Licensed Antibody and Licensed Products and shall cease conducting all activities with respect to the marketing, promotion, sale or distribution of all of the foregoing.

(j)                                    Transition Assistance.

(i)                                    Subject to Sections 10.6(d)-(h) above, to the extent reasonably permissible under the circumstances at the time, and to the extent requested by Xencor in writing within […***…] following termination as provided in the first sentence of this Section 10.6, MorphoSys shall also provide such assistance as may be reasonably necessary to transfer and/or transition over a reasonable period of time to Xencor any MorphoSys Know-How, trademarks, regulatory filings, licenses and other contracts specific to Licensed Antibody(ies) and Licensed Products including clinical trial and manufacturing agreements with respect thereto, and provided that Xencor agrees to assume financial responsibility and all other  obligations under each such license or contract (other than the case where MorphoSys has failed to obtain royalty-free rights under the the Post-Sublicensing Patents).  Xencor shall be responsible for the reasonable costs and expenses of MorphoSys in providing such assistance, other than FTE-based compensation, but including the expenses and costs of travel food and lodging.

(ii)                                In addition, to the extent that MorphoSys or a MorphoSys Affiliate is then manufacturing itself (respectively) Licensed Products in the MorphoSys Territory and upon Xencor’s request, MorphoSys shall use Commercially Reasonable Efforts to (or cause its Affiliate to) continue to manufacture Licensed Products for Xencor’s use in the MorphoSys Territory until the earlier of (i) two (2) years and if reasonably required by Xencor to fully accomplish the technology and transfer without supply interruption then an additional year (for a total in that case of three (3) years) after the effective date of termination, and (ii) such time as Xencor has validated an alternative manufacturer, and quantities of Licensed Product supplied by such manufacturer may legally be sold in the MorphoSys Territory.  Any such Licensed Product shall be supplied to Xencor and Xencor shall reimburse MorphoSys at MorphoSys’ (or its Affiliate’s) fully burdened manufacturing cost, determined in accordance with GAAP.

(k)                         Remaining Inventories.  Xencor shall have the right to purchase from MorphoSys (or its Affiliate) all of the inventory of Licensed Products held by MorphoSys (or its Affiliate) as of the effective date of termination at a price equal to MorphoSys’ (or its Affiliate’s) fully burdened manufacturing cost, determined in accordance with GAAP.

(l)                            Affiliates.  MorphoSys shall cause its Affiliates to comply with Section 10.6(a)-(k) as if they were MorphoSys.

(m)                     Sublicensees.  MorphoSys shall use Commercially Reasonable Efforts to obtain from each Sublicensee obligations in the Sublicense for the Sublicensee to comply with Sections 10.6(b), (d), (e), (h), (j) and (k) as if the Sublicensee were MorphoSys, on the same or better terms as provided for in Sections 10.6(b), (d), (e), (h), (j) and (k) (or to avoid doubt, obligations in the Sublicense for the Sublicensee to provide MorphoSys to provide the rights of Sections 10.6(b), (d), (e), (h), (j) and (k) to MorphoSys in case the Sublicense terminates, and for these to be passed on by MorphoSys to Xencor in case this Agreement also terminates).  In any event, MorphoSys shall provide in each Sublicense that whatever rights (if any) and terms with respect to the subject matter of Sections 10.6(b), (d), (e), (h), (j) and (k) are granted to MorphoSys in case such Sublicense terminates shall be passed on to Xencor if this Agreement also terminates (as non-limiting examples: if MorphoSys obtains cost-free exclusive access to or ownership of intellectual property and clinical data, then this shall also be cost-free when passed on to Xencor if this Agreement terminates; if MorphoSys obtains a broader assignment back, then the assignment to Xencor shall be identically broadened if this Agreement terminates).  Also in any event, MorphoSys shall in each Sublicense obtain at a minimum the following:  The license to Xencor under Post-Sublicensing Patents of Section 4.4, including to the extent granted under Post-Sublicensing Patents of the Sublicensee, shall survive in case the Sublicense terminates.  In case the Sublicense terminates, there shall be a non-exclusive, royalty-free, sublicensable (through one (1) or more tiers without consent) license back to MorphoSys under the Post-Sublicensing Patents to make, have made, use, sell, offer to sell, and import Licensed Antibodies and/or Licensed Products; which license shall be passed on to Xencor if this Agreement also terminates.

10.7                                                 MorphoSys Rights upon Certain Terminations.  Upon effective termination of this Agreement by MorphoSys under Section 10.2 (Material Breach) or 10.3 (Insolvency):

(a)                                 Survival of Granted Licenses. The licenses granted by Xencor to MorphoSys under Section 4.1 shall survive and shall automatically convert to become freely sublicensable, perpetual (except in case of MorphoSys’s failure to pay milestones and royalties due on the continued use of the license not cured within […***…] after written notice from Xencor; provided, however, that the license is not lost during good faith dispute of the amount of such payment(s) subject to resolution under Article 12), and irrevocable (except in case of MorphoSys’s failure to pay milestones and royalties due on the continued use of the license not cured within […***…] after written notice from Xencor; provided, however, that the license is not lost during in good faith dispute of the amount of such payments(s) subject to resolution under Article 12) and shall remain exclusive as to all then-future exercise of the license and continue to be payment-bearing at the rates provided for in this Agreement.  For clarity, the license under Post-Sublicensing Licensed Patents shall remain royalty free and this Section 10.7(a) does not alter that.

(b)                                 Transfer of Required Know-How, Data and Materials.  Within […***…] following such termination, to the full extent permitted by law Xencor shall transfer to MorphoSys all essential documentation, data, protocols, and filings (including all raw clinical data, SAS datasets, trial master files, regulatory correspondence (including minutes of meetings with Regulatory Authorities), INDs, Marketing Authorization Applications, Marketing Authorizations, other regulatory filings related to any Licensed Antibody or Licensed Product that Xencor holds as of the time of such termination, and any other documentation or data needed in accordance with International Conference of Harmonization E6 Good Clinical Practice: Consolidated Guidance), in each case of the foregoing to the extent reasonably required to support continued clinical development.

(c)                                  Pre-Sublicensing and Pre-Partnering Term. The Pre-Sublicensing and Pre-Partnering Term shall be deemed to have ended effective immediately upon such termination.

(d)                                 JDC.  The JDC shall no longer meet unless requested by MorphoSys and all obligations of MorphoSys relating to the JDC according to Article 2 shall not be applicable any longer.

(e)                                  Initial Phase 1 Clinical Trial. If such termination occurs during the Collaboration Term, then, upon MorphoSys’ request, Xencor shall transfer the sponsorship for the Ongoing Phase I Trial to MorphoSys without undue delay, and MorphoSys in its sole discretion may assume responsibility for the Ongoing Phase 1 Trial.  In the event that sponsorship for the Ongoing Phase I Trial is transferred to MorphoSys, Xencor shall use commercially reasonable diligence efforts to provide MorphoSys with any information and/or assistance requested by MorphoSys, including assisting MorphoSys as requested in conducting the Ongoing Phase 1 Trial to a successful completion in the shortest amount of time reasonably possible.

(f)                                   Diligence Obligations of MorphoSys. The diligence obligations of MorphoSys as set forth in Section 2.2 (c)(ii), 3.1, 3.8, 3.12, 6.2(c) and 6.2(d) shall cease.

(g)                                 Affiliates. Xencor shall cause its Affiliates to comply with this Section 10.7 as if they were Xencor.

(h)                         Other Rights and Obligations. All other rights and obligations of the Parties (including MorphoSys’s payment obligations to Xencor; Sections 5.5 through 5.14 shall survive expiration or termination for such payment obligations) shall be unaffected.

10.8                                                 Other Remedies.  The remedies in this Article 10 are not exclusive.  Either Party may elect to seek other relief and remedies available under law through an arbitration proceeding under Article 12.

ARTICLE 11

SURVIVAL

11.1                Survival. The following provisions shall survive any expiration or termination of this Agreement:

Article or Section	Title of Article or Section	Clarification (if any)
Article 1	Definitions
Article 7	Confidentiality	Expiring later in accordance with its terms.
Article 8	Representations and Warranties
Article 9	Indemnification
Article 10.5-10.8	Term and Termination	For clarity, “all other rights and obligations” of the Parties according to Section 10.7 (h) (under termination to which Section 10.7 applies) shall not exclude — for the purpose of this Section — the provisions not listed in this table of Section 11 of surviving provisions, but subject to Sections 10.7 (a) through 10.7 (g).
Article 11	Survival
Article 12	Dispute Resolution
Article 13	Miscellaneous
Sections 5.5 - 5.14	Quarterly Payment Timings	To the extent necessary to govern mechanics of any accrued during the Term payment obligations and related audits.
Sections 6.1(a) and 6.1(b)	Ownership of Inventions	With respect to Section 6.1(b), to the extent necessary to assign inventions generated during the Term under this Agreement.
Section 6.8	Patent Challenges	To the extent necessary to govern any accrued during the Term payment obligations under Section 6.8.

ARTICLE 12

DISPUTE RESOLUTION

12.1                Seeking Consensus.  If any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability, performance or breach of this Agreement (except for any dispute regarding the validity, scope or enforceability of any Licensed Patent and/or Post-Sublicensing Licensed Patent, and/or whether such Patent(s) is (are) infringed, which shall be submitted to a court of competent jurisdiction) arises between the Parties (“Dispute”), then upon the written request of either Party, the Parties shall have senior executive officers with decision-making authority of each Party meet and discuss in good faith the matter over a period of at least […***…].  If the Parties do not reach agreement through the discussions of such senior executives within such […***…], then the Parties’ CEOs shall discuss and attempt to reach agreement as to the matter within an additional […***…].  If the Parties do not reach agreement as to the matter (the Dispute) within such additional […***…] by the CEO discussions, then either Party may by written notice demand dispute resolution under and in accordance with Section 12.2.  The written request shall explain the nature of the Dispute and refer to the relevant provisions of the Agreement upon which the Dispute is based.

12.2                Arbitration, Rules and Place.  Any Disputes not resolved after all procedures under Section 12.1 may be referred by either Party to final and binding arbitration in accordance with the remainder of this Article 12 by written notice to the other Party, and final and binding arbitration under this Article will in any event be the sole and exclusive means of dispute resolution under this Agreement (i.e., the Parties waive their rights to go to a court instead of arbitration (except either Party may seek a preliminary injunction or other equitable remedy pending arbitration or go to court to enforce the arbitral award)).  If a Party intends to begin an arbitration to resolve a Dispute, such Party shall provide written notice by certified or registered mail to the other Party informing such other Party of such intention and the issues to be resolved.  The complaining Party’s notice shall include a detailed description of the Dispute.  The arbitration shall be conducted before three (3) arbitrators, one chosen by each Party from the list provided by the commercial arbitration rules of the American Arbitration Association (“AAA Rules”), and the third appointed in accordance with the AAA Rules. The Parties shall employ procedures designed to resolve the conflict by arbitration within […***…] of the date of the written notice described above.  Any situation not expressly covered by this Agreement shall be decided in accordance with the AAA’s most applicable rules.  The arbitration shall take place in New York City, New York State, U.S.A.  The arbitration proceeding shall be conducted in English.

12.3                Governing Law.  This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of law).

12.4                Legal Fees.  Subject to any award the arbitrators may make, each Party shall bear its own legal fees, costs and expenses.

12.5                Payment.  Any monetary award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.
12.6                Enforcement by Court Action.  Each Party agrees that any award and any other remedy rendered by any arbitral tribunal referred to herein may be entered in a court of competent jurisdiction if necessary to its enforcement and as is permitted under the relevant laws, taking into account the provisions of Section 12.3.

12.7                Confidentiality.  The arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information and to keep the proceeding confidential (except to the extent a Party has a legal disclosure obligation).

12.8                Survival.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

12.9        Waiver.  By agreeing to binding arbitration, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute were determined by a litigation in court, including the right to seek or obtain certain types of damages precluded by the arbitration procedures set forth in this Article 12, the right to a trial by jury, and the right to invoke formal rules of procedure and evidence.

ARTICLE 13

MISCELLANEOUS

13.1                Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Xencor or MorphoSys from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

13.2                Entire Agreement; Amendment.  This Agreement (including the Exhibits hereto) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties (including the Prior CDA).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this

Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.3                Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by either Party to the other are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the US. Bankruptcy Code.  Each Party agrees that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  Without limiting the foregoing, the Parties further agree that if a bankruptcy proceeding is commenced by or against one Party (the “Debtor”) then, in the event the Debtor rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law and the other Party elects to retain its rights hereunder pursuant to Section 365(n) of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property.  The Parties further agree, without limiting the foregoing, that unless and until the Debtor rejects this Agreement pursuant to applicable law, the Debtor shall perform all of its obligations hereunder or immediately provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession;  provided, however, that upon assumption of this Agreement by the Debtor pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall promptly return all such tangible materials, intellectual property and embodiments thereof that have been provided to it solely as a result of this Section.

13.4                Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

13.5                Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by express delivery service or personally delivered.  The date of the notice shall be the date of receipt by the notified Party, or three (3) business days after sending by express delivery service, whichever is earlier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Xencor:

Xencor, Inc.
111 West Lemon Avenue
Monrovia CA 91016
Attention:  CEO
Facsimile:  +1 (626) 305-0350

with a required copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA  94105
Attention:  Laura O. Spiegelman
Facsimile: +1 (415) 268-7522

In the case of MorphoSys:

MorphoSys AG
Lena-Christ-Strasse 48
82152 Martinsried/Planegg
Germany
Attention:  CEO
Facsimile:  +49 (89) 899 27 222

with a required copy (which shall not constitute notice) to:

Perkins Coie LLP
607 Fourteenth Street, NW
Washington, DC 20005
Attention:  Colin G. Sandercock
Facsimile +1 (202) 654-9673

13.6                Maintenance of Records.  Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products.

13.7                Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof.

13.8                Ambiguities.  Ambiguities, if any, in this Agreement shall not be construed against any Party, regardless of which Party may be deemed to have authored the ambiguous provision.

13.9                Assignment.  Neither this Agreement nor any right or obligation hereunder may, except for as set out in Sec. 10.5(c), be assigned or otherwise transferred by any Party without the consent of the other Party;  provided, however, that any Party may, without such consent, assign this Agreement in its entirety to such Party’s Affiliate (for so long as the relationship of Affiliation endures) or  if such Party merges with, or all or substantially all of its business or assets are acquired by, another entity (whether by merger, sale of assets, sale of stock or otherwise) (an “M&A Event”), to the Party’s merger partner or the acquiror as part of that M&A Event; provided, however, that (i) in case Xencor is a party to an M&A Event, Xencor shall for any assignment being performed under an M&A Event, which is contemplated during the Collaboration Term provide a written notice to MorphoSys, prior to or at closing the transaction of the respective M&A Event, with which Xencor and the future assignee guarantee performance under the Agreement, specifically including all of Xencor’s obligations with respect to the Ongoing Phase 1 Trial, or (ii) in case MorphoSys is a party to an M&A Event and the other party at the time of the M&A Event has an enhanced B-cell depleting anti-CD19-program in development or on the market, the other party to the M&A Event shall (a) […***…], and (b) […***…], with which the assignee guarantees that it will (aa) […***…] […***…]; and (bb) […***…]. Xencor may assign this Agreement in whole or in part without MorphoSys’s consent as may be necessary or useful in connection with the monetization, sale or other transfer of any of the payments due to Xencor under this Agreement. Xencor shall assure that any of its assignees takes over all of Xencor’s obligations under this Agreement, or that Xencor or its Affiliate continues to be responsible for such obligations. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party in connection with an M&A Event, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the merger partner or acquiror of the assigning Party existing prior to such M&A Event.  Any permitted assignment shall be binding on the successors of the assigning Party. In addition, notwithstanding anything express or implied in this Agreement, if Xencor and/or MorphoSys becomes part of the corporate family of a larger pharmaceutical or biopharmaceutical company, then under no circumstances shall any entities in that family other than Xencor and/or MorphoSys and its respective Affiliates prior to joining the corporate family, be deemed to be “Affiliates” of Xencor or MorphoSys for purposes of the intellectual property definitions in this Agreement.  Other than an assignment under Section 10.5(c), any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null and void.

13.10              Performance by Affiliates.  Each of the Parties acknowledge that obligations under this Agreement may be performed by Affiliates of Xencor and MorphoSys, and each of Xencor and MorphoSys guarantee performance of this Agreement by its respective Affiliates.  If any dispute arises out of the performance of this Agreement by an Affiliate, or the alleged failure of an Affiliate to comply with the conditions and obligations of this Agreement, the Party seeking to resolve such dispute shall have the right to do so directly with the other Party, without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused a breach of this Agreement.  A Party is jointly and severally liable with its Affiliates for performance under this Agreement.

13.11              Independent Contractors.  It is expressly agreed that Xencor and MorphoSys shall be independent contractors and that the relationship between them shall not constitute a partnership, joint venture or agency.  Neither Xencor nor MorphoSys shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

13.12              Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13              Severability.  If any provision of this Agreement is held to be invalid or unenforceable in the alternative dispute resolution proceedings specified in Article 12 from which no court appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.14              Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.15              No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

13.16              Costs.  Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

13.17              Language.  This Agreement has been prepared in the English language.  No translation or version of this Agreement in another language shall be of any force or effect or be used to interpret this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Xencor and MorphoSys execute this Agreement by the hands of their duly authorized officers, effective as of the Effective Date:

Xencor, Inc.		MorphoSys AG

By:	/s/ Bassil Dahiyat	By:	/s/ S.E. Moroney
Name: Bassil Dahiyat		Name: S.E. Moroney
Title: President and CEO		Title: CEO
Date: 27 June 2010		Date: 27 June 2010

		By:	/s/ Marlies Sproll
Name: Marlies Sproll
Title: CSO
Date: 27 June 2010

LIST OF EXHIBITS

Exhibit A —	Amino Acid Sequence of XmAb5574

Exhibit B —	Listed Xencor Patents

Exhibit C —	Excluded Variants (I)

Exhibit D —	High-ADCC Variants

Exhibit E —	[…***…]

Exhibit F —	Excluded Variants (II)

Exhibit G —	JDC and Team Composition

Exhibit H —	Active Contracts

Exhibit I —	Initial Public Announcement

Exhibit J —	Xencor Development Plan

Exhibit K —	Licensed Know-How

Exhibit L —	Protocol for measurement of Affinity Constants of Binding

Exhibit M —	[…***…]

EXHIBIT A

AMINO ACID SEQUENCE OF XMAB5574

[…***…]

EXHIBIT B

LISTED XENCOR PATENTS

[...***...]

EXHIBIT C

EXCLUDED VARIANTS (I)

[…***…]

EXHIBIT D

HIGH-ADCC VARIANTS

[…***…]

EXHIBIT E

[…***…]

EXHIBIT F

EXCLUDED VARIANTS (II)

[…***…]

EXHIBIT G

JDC AND TEAM COMPOSITION

[…***…]

EXHIBIT H

ACTIVE CONTRACTS

[…***…]

EXHIBIT I

INITIAL PUBLIC ANNOUNCEMENT

[…***…]

MorphoSys and Xencor Sign License and Collaboration Agreement for Clinical Antibody Program

MorphoSys Strengthens Clinical Portfolio with Innovative Antibody in Phase 1 Cancer Trial [Note:  Foregoing subtitle may be omitted in Xencor’s release.]

[…***…]

EXHIBIT J

XENCOR DEVELOPMENT PLAN

[…***…]

EXHIBIT K

LICENSED KNOW-HOW

[…***…]

EXHIBIT L

PROTOCOL FOR MEASUREMENT OF AFFINITY CONSTANTS OF BINDING

[…***…]

EXHIBIT M

[…***…]